                                                                     Exhibit 2.1

================================================================================





                            STOCK PURCHASE AGREEMENT
                                   (REFINERY)

                                      AMONG

                         COASTAL STOCK COMPANY LIMITED,
                          COASTAL CAYMAN FINANCE LTD.,
                              COASTAL AUSTRAL LTD.,
                                COASTAL TDF LTD.,

                                       AND

                    VALERO ARUBA ACQUISITION COMPANY I, LTD.

                                      DATED

                                FEBRUARY 4, 2004





================================================================================

                                TABLE OF CONTENTS


                                                     ARTICLE I
                                                    DEFINITIONS

Section 1.1       Definitions.......................................................................1
Section 1.2       Other Defined Terms..............................................................13
Section 1.3       Construction.....................................................................13

                                                    ARTICLE II
                                                 PURCHASE AND SALE

Section 2.1       Transfer of Shares...............................................................14
Section 2.2       Purchase Price...................................................................14
Section 2.3       Closing; Closing Date............................................................14
Section 2.4       Deliveries at the Closing........................................................14
Section 2.5       Net Working Capital Adjustment...................................................15

                                                    ARTICLE III
                                     REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1       Organization and Qualification...................................................17
Section 3.2       Due Authority....................................................................18
Section 3.3       Conflicts and Approvals..........................................................18
Section 3.4       Litigation.......................................................................18
Section 3.5       Ownership of the Shares..........................................................18
Section 3.6       No Brokers.......................................................................19

                                                    ARTICLE IV
                               REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Section 4.1       Organization and Qualification...................................................19
Section 4.2       Ownership of the Transferred Subsidiaries........................................19
Section 4.3       Financial Statements.............................................................20
Section 4.4       Assets...........................................................................20
Section 4.5       Material Contracts...............................................................20
Section 4.6       Authorizations...................................................................22
Section 4.7       Compliance with Law..............................................................23
Section 4.8       Environmental Matters............................................................23
Section 4.9       Litigation.......................................................................24
Section 4.10      Insurance........................................................................24
Section 4.11      ERISA Matters....................................................................24
Section 4.12      Transferred Subsidiary Plans.....................................................24
Section 4.13      Labor Matters....................................................................25
Section 4.14      Taxes............................................................................25
Section 4.15      Intellectual Property............................................................26
Section 4.16      Conduct of the Business..........................................................26
Section 4.17      Disclaimer.......................................................................26

                                                     ARTICLE V
                                      REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.1       Organization and Qualification...................................................27
Section 5.2       Due Authority....................................................................27
Section 5.3       Conflicts and Approvals..........................................................27
Section 5.4       Litigation.......................................................................27
Section 5.5       No Brokers.......................................................................28
Section 5.6       Purchase as Investment...........................................................28

                                                    ARTICLE VI
                                               PRE-CLOSING COVENANTS

Section 6.1       Operation of the Business........................................................28
Section 6.2       Appropriate Action; Consents; Filings............................................30
Section 6.3       Breach Notice....................................................................34
Section 6.4       Right of Entry...................................................................34
Section 6.5       Condition of the Company's Assets................................................35
Section 6.6       Independent Investigation........................................................35
Section 6.7       Supplement to Disclosure Schedule................................................36
Section 6.8       Adjustments for Supplements and Breach Notice....................................36

                                                    ARTICLE VII
                                    POST-CLOSING COVENANTS AND EMPLOYEE MATTERS

Section 7.1       Expatriate Employee Matters......................................................36
Section 7.2       Company Employee Matters.........................................................38
Section 7.3       Insurance Claims and DESC Claims.................................................39
Section 7.4       Other Insurance Matters..........................................................40
Section 7.5       Records; Tax Matters.............................................................40
Section 7.6       2003 Audited Financial Statements................................................42
Section 7.7       Additional Marine Assets.........................................................43
Section 7.8       Tax Elections....................................................................43
Section 7.9       Collection of Aged Accounts Receivable...........................................43
Section 7.10      Restructuring....................................................................43
Section 7.11      Further Assurances...............................................................44

                                                   ARTICLE VIII
                                                CLOSING CONDITIONS

Section 8.1       Conditions to Obligations of Each Party Under this Agreement.....................44
Section 8.2       Additional Conditions to Seller's Obligations....................................45
Section 8.3       Additional Conditions to Buyer's Obligations.....................................46

                                                    ARTICLE IX
                                                    TERMINATION

Section 9.1       Termination......................................................................47
Section 9.2       Effect of Termination............................................................47

                                                     ARTICLE X
                                           INDEMNIFICATION AND REMEDIES

Section 10.1      Survival.........................................................................47
Section 10.2      Certain Indemnification Provisions for Benefit of Buyer..........................48

Section 10.3      Other Indemnification Provisions for Benefit of Buyer............................49
Section 10.4      Certain Indemnification Provisions for Benefit of Seller.........................49
Section 10.5      Indemnification Procedures; Matters Involving Third Parties......................50
Section 10.6      Determination of Losses..........................................................51
Section 10.7      Limitations on Liability.........................................................51
Section 10.8      Governing Law; Arbitration.......................................................52

                                                    ARTICLE XI
                                                   MISCELLANEOUS

Section 11.1      Amendment........................................................................54
Section 11.2      Waiver...........................................................................54
Section 11.3      Notices..........................................................................54
Section 11.4      Intentionally Omitted............................................................55
Section 11.5      Public Announcements.............................................................55
Section 11.6      Expenses.........................................................................55
Section 11.7      Headings.........................................................................55
Section 11.8      Severability.....................................................................55
Section 11.9      Assignment.......................................................................55
Section 11.10     Parties in Interest..............................................................55
Section 11.11     Failure or Indulgence Not Waiver.................................................55
Section 11.12     Disclosure Schedule..............................................................56
Section 11.13     Time of the Essence..............................................................56
Section 11.14     Counterparts.....................................................................56
Section 11.15     Entire Agreement.................................................................56


EXHIBITS

Exhibit A       Bills of Sale for the Additional Marine Assets
Exhibit B       Knowledge Individuals
Exhibit C       Feedstocks, Intermediate Stocks, and Refined Products
Exhibit D       Inventory Measurement Procedures
Exhibit E       Material Terms of Transitions Services Agreement
Exhibit F       Material Terms of Vitol Agreement
Exhibit G       Form of Other Agreement

Disclosure Schedule

Section 1.1(a)  Real Property Interests
Section 1.1(b)  DESC Claims
Section 1.1(c)  Officers and Directors
Section 1.1(d)  Insurance Claims
Section 1.1(e)  Permitted Liens - Contested Statutory Liens
Section 1.1(f)  Permitted Liens - Contested Tax Liens
Section 1.1(g)  Permitted Liens - Reconveyance Obligations Under Aruban Leases
Section 1.1(h)  Permitted Liens - Performance Bonds
Section 1.1(i)  Permitted Liens - Contested Judgment Liens
Section 1.1(j)  Permitted Liens - Contested Mechanics' Liens

Section 3.3(b)  Third Person Consents
Section 3.3(c)  Authorizations from Governmental Authorities
Section 3.4     Seller Litigation
Section 4.1(b)  Subsidiaries Jurisdictions
Section 4.2(a)  Subsidiary Capitalization; Subsidiary Warrants, Options, Etc.
Section 4.3     Indebtedness
Section 4.4     Liens
Section 4.5(a)  Material Contracts
Section 4.5(c)  Guaranteed Material Contracts
Section 4.7(a)  Compliance with Law
Section 4.7(b)  Events Resulting in Failure to Comply with Law
Section 4.8     Environmental Matters
Section 4.9     Company Litigation
Section 4.11    ERISA Matters
Section 4.12    Transferred Subsidiary Plans
Section 4.13(a) Labor Matters - Employee List
Section 4.13(b) Labor Matters - Work Stoppages
Section 4.14    Taxes
Section 4.15    Intellectual Property
Section 4.16    Conduct of Business
Section 6.1(a)  Operation of the Business
Section 6.1(g)  Pre-Closing Covenants
Section 6.2(f)  Support Obligations
Section 7.1     Expatriate Employees
Section 7.2(c)  Accrued Vacation for Company Employees

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of February 4, 2004 (the "Execution Date"), by and among Coastal Stock Company Limited, a Bermuda corporation, COASTAL Cayman Finance Ltd., a Cayman Islands Company, Coastal Austral Ltd., a Cayman Islands Company, and Coastal TDF Ltd., a Cayman Islands Company (collectively, "Seller"), and VALERO ARUBA ACQUISITION COMPANY I, LTD., a British Virgin Islands corporation ("Buyer").

                                    RECITALS

         Seller owns all of the Shares of the Company.

         Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement (including in the Recitals), the following terms shall have the following meanings:

         "AAA" has the meaning given such term in Section 10.8.

         "Additional Accounts Payable Amount" has the meaning given such term in
Section 2.5(d).

         "Additional Accounts Payable Statement" has the meaning given such term in Section 2.5(d).

         "Additional Marine Assets" means the tug "Fort Myers" and the bunker "Barge 15," both owned by El Paso Tankships USA Company, an Affiliate of the Seller.

         "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and ownership of 50% or more of the voting securities of another Person shall create a rebuttable presumption that such Person controls such other Person.

         "Aged Accounts Receivable" means any accounts receivable of the Company or any of the Transferred Subsidiaries that are more than 90 days past due at the time of Seller's delivery of the Net Working Capital Statement to Buyer pursuant to Section 2.5(c).

         "Agreement" has the meaning given such term in the preamble of this Agreement.

         "Applicable Corporate Law" means the applicable corporate law for companies in the jurisdiction in which they were organized.

         "Applicable Rate" means a rate per annum which shall be equal to the sum of LIBOR plus 2.00%.

         "Assets" means the Shares, the Real Property Interests, and all of the other tangible and intangible assets, and properties of the Company and the Transferred Subsidiaries (except for the assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the Balance Sheet
Date), together with any and all rights of the Company or the Transferred Subsidiaries, or both, under the Material Contracts. "Assets" does not include
(i) the assets of Coastal Coker Corporation Aruba, N.V., which are the subject of the Other Agreement, (ii) the Additional Marine Assets, (iii) the rights, economic or otherwise, of CARC in and to the Downtown Parcel (provided, however, that the exclusion of such rights from the definition of "Assets" does not indicate that such rights are or will be retained by Seller or any of its Affiliates other than CARC), or (iv) the Aged Accounts Receivable.

         "Authorization" means any franchise, permit, license, authorization, order, certificate, registration, or other consent or approval granted by any Governmental Authority.

         "Balance Sheet" means the unaudited interim balance sheet of the Combined Companies as of December 31, 2003, included in the Financial Statements.

         "Balance Sheet Date" means December 31, 2003.

         "Benefit Plan" means (i) any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, (ii) any plan that would be an employee benefit plan if it was subject to ERISA, such as foreign plans and plans for directors, (iii) any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (iv) any bonus, deferred compensation, or incentive compensation plan, and (v) any other severance agreement, plan, program, policy, or arrangement; provided, however, that "Benefit Plan" shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (b) workers compensation insurance, and (c) directors' and officers' liability insurance.

         "BP Agreement" means the Assignment and Assumption of Contracts Agreement dated March 7, 2003 between El Paso Merchant Energy - Petroleum Company and BP Products North America Inc., Air BP Division ("AirBP"), as assigned by the Assignment and Assumption Agreement, dated as of May 1, 2003 among EPME, AirBP, and Vitol.

         "Breach Notice" has the meaning given such term in Section 6.3.

         "Business" means the business, subject to the liabilities and obligations related thereto, currently conducted by the Company and the Transferred Subsidiaries, relating to the ownership and operation of the petroleum refinery located on a portion of the Real Property Interests described on Section 1.1(a) of the Disclosure Schedule, together with the Transferred Subsidiaries' marine, bunkering, service station, and airport fuel services businesses, located on Aruba and Bonaire, but excluding the Discontinued Operations.

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of New York and Texas, the United States of America, Aruba, Bermuda, or the Cayman Islands, are authorized or obligated to close.

         "Buyer" has the meaning given such term in the preamble of this Agreement.

         "Buyer Indemnification Ceiling" means an amount equal to 25% of the Combined Purchase Price, less the aggregate amount of indemnification payments made by the "Seller" (as such quoted term is defined in the Other Agreement) to "Buyer Indemnitees" (as such quoted term is defined in the Other Agreement) under the Other Agreement.

         "Buyer Indemnification Threshold" means $1,500,000, less the aggregate amount of non-indemnified Losses in excess of $5,000 that are incurred by "Buyer Indemnitees" (as such quoted term is defined in the Other Agreement) under the Other Agreement.

         "Buyer Indemnitees" means Buyer, its Affiliates (including the Company and the Transferred Subsidiaries from and after the Closing Date), and their respective officers, directors, employees, agents, representatives, successors and assigns.

         "Buyer Plan" has the meaning given such term in Section 7.1(d).

         "CARC" means Coastal Aruba Refining Company, N.V.

         "Claim" means any demand, claim, action, investigation, legal proceeding or arbitration, whether or not ultimately determined to be valid.

         "Closing" has the meaning given such term in Section 2.3.

         "Closing Condition" means each of the conditions to the Closing set forth in ARTICLE VIII.

         "Closing Date" has the meaning given such term in Section 2.3.

         "Code" means the Internal Revenue Code of 1986.

         "Combined Companies" means Coastal Coker Corporation Aruba N.V. and Coastal Aruba Holding Company N.V., and its Subsidiaries, CARC, Coastal Aruba Fuels Company N.V., Coastal Aruba Maintenance/Operations Company N.V., and Bonaire Fuels Company N.V.

         "Combined Purchase Price" means the Purchase Price plus the purchase price under the Other Agreement.

         "Company" means El Paso Aruba II Company, a Cayman Islands company.

         "Company Employees" has the meaning given such term in Section 7.2(a).

         "Confidentiality Agreement" means the Confidentiality Agreement by and between El Paso Corporation and Valero Energy Corporation, relating to the sale of El Paso's interest in the Business.

         "Contractor" means any Person (other than an Expatriate Employee or Company Employee) engaged by any of the Company or the Transferred Subsidiaries or any of their Affiliates to provide goods and/or services.

         "Current Assets" means the current assets of the Company and the Combined Companies as of 12:01 A.M. Aruba time, on the Closing Date, calculated in accordance with Section 2.5, and including, without double-counting, (i) cash and cash equivalents, (ii) accounts receivable for any transaction prior to the Closing Date entered into the general accounting ledger of the Company or one of the Combined Companies prior to the delivery of the Net Working Capital Statement by Seller to Buyer (provided that Aged Accounts Receivable shall not be included in the calculation of Net Working Capital), (iii) Inventory, (iv) Parts and Supplies (to the extent considered "current assets" under GAAP), and
(v) identified prepaid expenses, deferred tax assets, and other current assets. "Current Assets" shall not include any accounts receivable or notes receivable that are payable by Affiliates of the Company other than the Combined Companies.

         "Current Company Benefit Plans" has the meaning given such term in
Section 7.2(a).

         "Current Liabilities" means the current liabilities of the Company and the Combined Companies as of 12:01 A.M. Aruba time, on the Closing Date, calculated in accordance with Section 2.5, and including (i) accounts payable entered into the general accounting ledger of the Company or one of Combined Companies prior to the delivery of the Net Working Capital Statement by Buyer to Seller, and (ii) liabilities accounted for as other current liabilities of the Company and the Combined Companies on the Balance Sheet (including any liability for Taxes (other than those specified in clause (ii) below) attributable to the period or periods ending on or before the Closing Date). Current Liabilities include $9,000,000 in respect of accrued customs duty Tax, and the revocation of the 35% deduction on expatriates' net taxable income, as described in Section
4.14 of the Disclosure Schedule. Such amount represents full settlement and consideration for Buyer's assumption of all liability for the Company's and the Transferred Subsidiaries' obligations in respect of such Taxes. "Current Liabilities" shall not include (i) accounts payable or notes payable to Affiliates, or (ii) any accruals or other amounts relating to the foreign exchange tax (except with respect to Coastal Aruba Fuels Company N.V.), as described in Section 4.14 of the Disclosure Schedule.

         "Data Room" means the locations in the El Paso building where the Material Contracts and certain other agreements and documents are made available for inspection by Buyer from time to time. The El Paso building is located at 1001 Louisiana, Houston, Texas 77002.

         "DESC Claims" means those claims described in Section 1.1(b) of the Disclosure Schedule.

         "Diligence Representative" has the meaning given such term in Section 6.4.

         "Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer on the Execution Date and attached hereto. The Disclosure Schedule has been arranged in sections corresponding to the numbered sections of this Agreement.

         "Discontinued Companies" means all of the Persons, other than the Company and the Transferred Subsidiaries, in which any of the Company or the Transferred Subsidiaries owns or owned an interest, whether directly or indirectly through the ownership of an interest in another Person.

         "Discontinued Operations" means (i) the Discontinued Companies, (ii) all businesses and assets owned or operated by the Discontinued Companies, (iii) all businesses and assets previously owned or operated by any of the Transferred Subsidiaries prior to the Closing Date, but not owned by any Transferred Subsidiary as of the Closing Date, and (iv) any business or asset owned as of the Closing Date by the Company or a Combined Company but not related to (x) the Business, (y) the Real Property Interests, or (z) the Additional Marine Assets. "Discontinued Operations" shall not include businesses or assets owned as of the Closing Date by any of the Company or Transferred Subsidiaries that relate to the Business but that are not being operated by the Company or a Transferred Subsidiary as of the Closing Date.

         "Dollars" and the symbol "$" mean the lawful currency of the United States of America.

         "Downtown Parcel" means certain property referred to as the "Orangjestad bunker facilities," located in downtown Orangjestad, Aruba, with respect to which CARC holds certain rights.

         "El Paso" means El Paso Corporation, a Delaware corporation.

         "El Paso CGP" means El Paso CGP Company, a Delaware corporation, formerly known as The Coastal Corporation, and an Affiliate of Seller.

         "El Paso Guarantors" has the meaning given such term in Section 6.2(f).

         "El Paso Officers and Directors" means the individuals identified in
Section 1.1(c) of the Disclosure Schedule.

         "Environmental Laws" mean any applicable statute, treaty, compact, law, rules, order, ordinance, permit, regulation, judgment, biding decision, decree or common decisional law (including principles of negligence, trespass, nuisance, intentional tort, strict liability, contribution or indemnification) or requirements of any Governmental Authority which relates to or imposes liabilities, duties or obligations in connection with the environment, natural resources, worker safety, wildlife or human health, as may be modified or controlled pursuant to the Refinery Agreement.

         "EPME" means El Paso Merchant Energy - Petroleum Company, a Delaware corporation.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Estimated Net Working Capital" means the amount specified in a notice from Seller to Buyer no later than five (5) Business Days prior to the Closing, being Seller's reasonable good faith estimate, determined in accordance with the procedures described in Section 2.5(b), of the amount by which Current Assets will exceed Current Liabilities as of the Closing Date.

         "Execution Date" has the meaning given such term in the preamble of this Agreement.

         "Expatriate Employees" has the meaning given such term in Section 7.1.

         "Excess Accounts Payable" has the meaning given such term in Section 2.5(d).

         "Final Parts and Supplies Value" has the meaning given such term in
Section 2.5(b).

         "Financial Statements" means: (A) the audited combined financial statements of the Combined Companies as of and for the years ended December 31, 2001 and December 31, 2002; (B) the unaudited combined financial statements of the Combined Companies as of and for the year ended December 31, 2003, and (C) the unaudited combined financial statements of the Combined Companies as of and for the nine months ended September 30, 2002 and September 30, 2003.

         "GAAP" means generally accepted accounting principles applicable in the United States of America, consistently applied.

         "Governmental Authority" means any governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court, or arbitral tribunal having or asserting jurisdiction or governmental or quasi-governmental powers over the Business or any of the Company or the Combined Companies, including the Aruban Parliament, the Aruban Council of Ministers and the Ministers of Aruba; provided, however, that such term shall not include any entity or organization that is engaged in industrial or commercial operations and is wholly or partly owned by any government, to the extent such entity is acting in a commercial capacity pursuant to a contract between such entity and any of the Combined Companies.

         "Hazardous Materials" means those pollutants, contaminants, chemicals or toxic, hazardous, or petroleum hydrocarbon substances or wastes, that are regulated under applicable Environmental Laws.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party" has the meaning given such term in Section 10.5.

         "Indemnifying Party" has the meaning given such term in Section 10.5.

         "Insurance Claims" means all claims of the Company described in Section 1.1(d) of the Disclosure Schedule for property damage, business interruption or other losses incurred by the Company, the Transferred Subsidiaries, or related to the Business.

         "Intellectual Property" has the meaning given such term in Section
4.15.

         "Intercompany Debt" means any indebtedness, including any accrued but unpaid interest on such indebtedness, existing, from time to time, but only for so long as such indebtedness is outstanding, between or among any of the Company, the Transferred Subsidiaries, and the Discontinued Companies.

         "Inventory" means inventory owned by the Company or the Transferred Subsidiaries, including crude oil, blendstocks, feedstocks and other raw materials, intermediate stocks, and finished products (excluding waterbottoms, bottom sediment, sludge, slops, and unit fill, but including line fill and tank heels), in each case, acquired for use at or produced at the refinery, whether currently located at the refinery or terminals of the Company or one of the Transferred Subsidiaries, in transit by pipeline or vessel, or located elsewhere, whether in the possession of the Company or one of the Transferred Subsidiaries or any other Person.

         "Knowledge" means, in the case of Seller, the actual knowledge of the individuals listed in Part I of Exhibit B, in their capacities as employees or Contractors of Seller or any of its Affiliates, with reasonable investigation or inquiry, and, in the case of Buyer, the actual knowledge of the individuals listed on Part II of Exhibit B hereto, in their capacities as employees of Buyer or any of its Affiliates, with reasonable investigation or inquiry.

         "Law" means any applicable law, statute, or ordinance of any nation, including Aruba, and any political subdivision thereof, any regulation, policy, protocol, proclamation, or parliamentary or ministerial order promulgated by any Governmental Authority, any rule or regulation of any self-regulatory organization such as a securities exchange, or any applicable judgment, order, decree, or decision of any court or other Governmental Authority having the effect of law in Aruba or otherwise applicable to any of the Company, the Transferred Subsidiaries, or the Business.

         "LIBOR" means for each applicable day, the rate stated in the "Money Rates" section of The Wall Street Journal published on such day as the one month London Interbank Offered Rate; and if The Wall Street Journal is not published on such day, then the aforesaid rate in the most recent edition of The Wall Street Journal preceding such day shall be utilized for such day.

         "Lien" means any mortgage, pledge, security interest, lien, deed of charge, floating charge, or other charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, or the filing of or agreement to give any security interest, charge, or financing statement under the Laws of any jurisdiction.

         "Loss" means all damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including costs of investigation, court costs, costs of defense, and reasonable attorneys' fees and expenses.

         "MARAD" means the United States Department of Transportation, Maritime Administration.

         "Marathon" means Marathon Ashland Petroleum LLC.

         "Marathon Agreement" means the Term Supply Agreement dated January 2, 2002, between Marathon and Coastal Refining & Marketing, Inc., now known as EPME.

         "Material Adverse Effect" means any condition, circumstance, event, change, or effect that (i) when used with respect to a Person, would be material and adverse to the business, assets, results of operations, or financial condition of such Person or otherwise subject such Person to any criminal or material civil liability, (ii) when used with respect to the Business, would be material and adverse to the Business, and (iii) when used with respect to the ability of a Person to perform its obligations under this Agreement, would materially and adversely affect such ability; provided, however, that in no event shall any condition, circumstance, event, change, or effect that results from (1) this Agreement or any actions taken in compliance with this Agreement, the transactions contemplated hereby, or the pendency or announcement thereof,
(2) changes or conditions generally affecting the industry in which the Company operates, (3) changes in general economic, regulatory, or political conditions, or (4) the Company's failure to meet internal expectations, be deemed to constitute a Material Adverse Effect. For purposes of determining whether any condition, circumstance, event, change, or effect would be material and adverse under clauses (i), (ii), or (iii) above, (except with respect to Section 8.2(a), Section 8.3(a) and Section 8.3(d)), the parties agree that a Material Adverse Effect will be deemed to have occurred if it has caused, will cause or may be reasonably expected to cause any Loss in excess of $1.5 million.

         "Material Contract" has the meaning given such term in Section 4.5(a).

         "Net Working Capital" means the amount by which the Current Assets exceed the Current Liabilities.

         "Net Working Capital Adjustment" has the meaning given such term in
Section 2.5(a).

         "Net Working Capital Statement" has the meaning given such term in
Section 2.5(c).

         "New Accounts Payable" has the meaning given such term in Section
2.5(d).

         "1994 Agreement" means the correspondence among The Coastal Corporation (now known as El Paso CGP), the Prime Minister of Aruba, Deloitte & Touche, and the Inspectorate of Taxes of Aruba, dated March 4, 1994 (Letter from The Coastal Corporation to the Prime Minister of Aruba), dated March 4, 1994 (Telecopier Transmittal from the Prime Minister of Aruba to The Coastal Corporation), March 9, 1994 (Letter from the Coastal Corporation to the Prime Minister), November 1, 1994 (Letter from Deloitte & Touche to the Tax Inspectorate of Aruba), and October 20, 1995 (Letter from the Inspectorate of Taxes of Aruba to Deloitte & Touche).

         "Other Agreement" means that certain Stock Purchase Agreement (Coker) of even date herewith, between Seller's Affiliate, Coscol Petroleum Corporation, as seller thereunder, and Buyer, relating to the sale of the delayed petroleum coker units and related facilities at the refinery.

         "Parts and Supplies" means (i) the catalysts, chemicals, and precious metals in storage owned by the Company or the Transferred Subsidiaries, but excluding such items in units and excluding spent catalyst and spent chemicals in storage and (ii) the warehouse and stores inventory owned by the Company or the Transferred

Subsidiaries (including tools, parts, supplies and other similar items), whether in the possession of any of the Company or the Transferred Subsidiaries, Seller or any of Seller's Affiliates, and includes equipment related to the current SRU process unit project for the refinery that is stored in Houston, Texas. "Parts and Supplies" does not include any tools, parts, supplies or other similar items owned by Contractors providing services to the Company or the Transferred Subsidiaries.

         "Permitted Lien" means:

                  (i) inchoate Liens and charges imposed by law that are the obligation of the Company or any of the Transferred Subsidiaries and incidental to construction, maintenance, development or operation of the Company's or the Transferred Subsidiaries' properties, or the operation of the Company's or the Transferred Subsidiaries' business, in the ordinary course of business if (a) payment of the obligation secured thereby is not yet overdue, or (b) the validity or amount of such obligation is being contested in good faith by appropriate proceedings (in each case as set forth in Section 1.1(e) of the Disclosure Schedule for any such Liens currently being contested, or in a supplement to the Disclosure Schedule delivered within five (5) Business Days after the Company or any of the Transferred Subsidiaries initiates a contest of any such Lien after the Execution Date) by the Company or any of the Transferred Subsidiaries and such contested obligation is reflected in the books and records of the applicable Combined Companies as a Current Liability, if required in accordance with GAAP; provided that any action to foreclose any such Lien or attach any of the Assets as a result thereof is properly stayed;

                  (ii) Liens for Taxes, assessments, obligations under workers' compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority that are the obligation of the Company or any of the Transferred Subsidiaries, if (a) payment of the obligation secured thereby is not yet overdue, or (b) the validity or amount of such obligation is being contested in good faith by appropriate proceedings (in each case as set forth in Section 1.1(f) of the Disclosure Schedule for any such Liens currently being contested, or in a supplement to the Disclosure Schedule delivered within five (5) Business Days after the Company or any of the Transferred Subsidiaries initiates a contest of any such Lien after the Execution Date) by the Company or any of the Transferred Subsidiaries and such contested obligation is reflected in the books and records of the Combined Companies as a Current Liability, if required in accordance with GAAP; provided that any action to foreclose any such Lien or attach any of the Assets as a result thereof is properly stayed;

                  (iii) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not, individually or in the aggregate, materially interfere with the operation, value or use of the Assets affected thereby;

                  (iv) conventional provisions contained in any contracts or agreements affecting properties under which the Company or any of the Transferred Subsidiaries is required immediately before the expiration, termination or abandonment of a particular property to reassign to such Person's predecessor in title all or a portion of such Person's rights, titles and interests in and to all or a portion of such property, in each case as identified in Section 1.1(g) of the Disclosure Schedule;

                  (v) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other obligations of a like kind, in each case as set forth in Section 1.1(h) of the Disclosure Schedule or in a supplement to the Disclosure Schedule delivered within five (5) Business Days after the Company or a Transferred Subsidiary provides any such security;

                  (vi) any Lien consisting of (A) statutory landlord's liens under leases to which the Company or any of the Transferred Subsidiaries is a party or other Liens on leased property reserved in leases thereof for rent which is not yet due or for compliance after the Closing Date with the terms of such leases, (B) rights reserved to or vested in any Governmental Authority to control or regulate any property of the Company or any of the Transferred Subsidiaries, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Company or any such Transferred Subsidiary, (C) obligations or duties to any Governmental Authority with respect to any franchise, grant, license, lease or permit relating to any period after Closing and the rights reserved or vested in any Governmental Authority to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, and (D) zoning or other land use or environmental laws and ordinances of any Governmental Authority;

                  (vii) Liens in respect of judgments or awards with respect to which an appeal or other proceeding for review is being prosecuted, which are reflected in the books and records of the Combined Companies as a Current Liability, and with respect to which a stay of execution pending such appeal or such proceeding for review has been obtained; provided that any such appeal or proceeding is identified in Section 1.1(i) of the Disclosure Schedule;

                  (viii) mechanics' and materialmen's Liens and similar charges not filed of record and not delinquent or that are filed of record but are being contested in good faith by appropriate proceedings (in each case as set forth in Section 1.1(j) of the Disclosure Schedule for any such Liens currently being contested, or in a supplement to the Disclosure Schedule delivered within five (5) Business Days after the Company or any of the Transferred Subsidiaries initiates a contest of any such Lien after the Execution Date) by the Company or any of the Transferred Subsidiaries; provided that any action to foreclose any such Lien or attach any of the Assets as a result thereof is properly stayed and such contested obligation is reflected in the books and records of the Company or the applicable Combined Companies as a Current Liability if required in accordance with GAAP; and

                  (ix) Liens that will be released on or prior to the Closing Date.

         "Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association, or unincorporated organization, or any other form of business or professional entity.

         "Post-Closing Covenant" has the meaning given such term in Section
10.1.

         "Pre-Closing Covenant" has the meaning given such term in Section 10.1.

         "Pre-Closing Employee/Contractor Liabilities" means all Claims or Losses (1) arising out of the employment by the Company or any of the Transferred Subsidiaries or any of their Affiliates thereof prior to the Closing Date of the Expatriate Employees and the Company Employees other than any liability (a) to pay wages for a pay period that begins before and that ends after the Closing Date or (b) to provide benefits under Transferred Subsidiary Plans to current or former Company Employees or their dependents; provided that any failure by the Company, any of the Transferred Subsidiaries, or any of the Company's or the Transferred Subsidiaries' Affiliates to make contributions under the Thrift Plan (identified on Section 4.12 of the Disclosure Schedule) prior to the Closing Date shall be deemed a Pre-Closing Employee/Contractor Liability, or (2) incurred or imposed as a result of a Claim by any Contractor for injury, death or damage to person or property, arising out of any action, omission or event occurring prior to the Closing Date.

         "Preliminary Parts and Supplies Value" has the meaning given such term in Section 2.5(b).

         "Purchase Price" has the meaning given such term in Section 2.2.

         "Real Property Interests" means the real property owned, leased, or otherwise used by the Company and the Transferred Subsidiaries in the Business (other than the interests of CARC, in the Downtown Parcel, (provided, however, that the exclusion of such interests from the definition of "Real Property Interests" does not indicate that such interests are or will be retained by Seller or any of Seller's Affiliates other than CARC)), as described in Section 1.1(a) of the Disclosure Schedule, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

         "Refinery Agreement" means, collectively, (1) the certain agreement dated as of October 19, 1989 by and between the legal entity Aruba, represented by the Government of Aruba, and The Coastal Corporation, now known as El Paso CGP Company (as amended by the 1994 Agreement), and (2) that certain agreement dated as of July 30, 1998 between the Government of Aruba and The Coastal Corporation.

         "Refinery Agreement Guaranty" means the guaranty executed by El Paso CGP guaranteeing certain obligations under the Refinery Agreement.

         "Restructuring" means (i) the transfer of the Transferred Subsidiaries to the Company, (ii) the transfer of the Discontinued Companies to a Person that is not the Company or a Transferred Subsidiary, and (iii) the restructuring and reorganization of the Intercompany Debt.

         "Retained Expatriate Employees" has the meaning given such term in
Section 7.1(b).

         "Seller" has the meaning given such term in the preamble of this Agreement.

         "Seller Indemnification Ceiling" means an amount which is 25% of the Combined Purchase Price, less the aggregate amount of indemnification payments made by "Buyer" to "Seller Indemnitees" (as such quoted terms are defined in the Other Agreement) under the Other Agreement.

         "Seller Indemnification Threshold" means $1,500,000, less the aggregate amount of non-indemnified Losses in excess of $5,000 that are incurred by "Seller Indemnitees" (as such quoted term is defined in the Other Agreement) under the Other Agreement.

         "Seller Indemnitees" means Seller, its Affiliates, and their respective officers, directors, employees, agents, representatives (including any officers, directors, employees, agents and representatives of the Company or the Transferred Subsidiaries appointed or otherwise acting at the direction of Seller or its Affiliates prior to Closing), successors and assigns.

         "Seller Plan" means each Benefit Plan that is sponsored, maintained or contributed to as of the Closing Date by Seller or any Affiliate of Seller (other than any Benefit Plan sponsored, maintained or contributed to solely by the Company and/or a Subsidiary).

         "Shares" has the meaning given such term in Section 3.5.

         "Subsidiary" means, with respect to any Person, any other Person (and any successor to such other Person) of which such first Person owns, directly or indirectly, more than 50% of the stock or other equity, partnership or other beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "Support Obligations" has the meaning given such term in Section
6.2(f).

          "Tax" means all taxes, however denominated, including any interest, penalties, or other additions thereto that are imposed by a Taxing Authority, and shall, for greater certainty, include all income and capital taxes, payroll and employee withholding taxes, social security taxes, value added taxes, facility charges, import duties, exchange taxes, withholding taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes or stamp duties, transfer taxes, environmental taxes, and all other amounts of the same or of a similar nature to any of the foregoing, whether or not such amounts are described as taxes.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto or amendment thereof.

         "Taxing Authority" means, with respect to any Tax, the Governmental Authority that imposes such Tax and the Governmental Authority charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

         "Termination Date" has the meaning given such term in Section 9.1(d).

         "Third Party Claim" has the meaning given such term in Section 10.5.

         "Third Person Consent" means any approval, consent, amendment, or waiver of a Person that is required under any organizational document of Seller, the Company, or Buyer or under any contract to which any of Seller, the Company, or Buyer is a party or by which it or its assets is bound in order to effect the transactions contemplated hereby or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions.

         "Transferred Subsidiary Plan" means each material non-governmental Benefit Plan (other than the Seller Plans), including all insurance policies associated therewith, that is sponsored, maintained or contributed to by any Transferred Subsidiary for the benefit of its current or former directors, officers or employees.

         "Transferred Employees" has the meaning given such term in Section 7.1(b).

         "Transferred Employee Transfer Date" has the meaning given such term in
Section 7.1(b).

         "Transferred Subsidiaries" means Coastal Aruba Holding Company N.V., CARC, Coastal Aruba Fuels Company N.V., Coastal Maintenance/Operations Company N.V. and Bonaire Fuels Company N.V.

         "Transferred Subsidiaries' Shares" has the meaning given such term in
Section 4.2.

         "Vitol" means Vitol S.A. Inc.

         "Vitol Agreement" means the Product Offtake Agreement, dated April 4, 2003, between Vitol and CARC, together with the Tank Lease and Storage Agreement, dated April 4, 2003 between Vitol and CARC.

         Section 1.2 Other Defined Terms. Other terms defined in this Agreement have the meanings so given them. Each accounting term not otherwise defined herein shall have the meaning ascribed to it under GAAP.

         Section 1.3 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits refer to exhibits to this Agreement, which are attached hereto and made a part hereof for all purposes. The word "including" means "including, but not limited to." The words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the Execution Date. Currency amounts referenced herein, unless otherwise specified, are in Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                                   ARTICLE II

                                PURCHASE AND SALE

         Section 2.1 Transfer of Shares. Subject to and in accordance with the terms and conditions of this Agreement, and in accordance with the Applicable Corporate Laws, Seller agrees to sell, assign, transfer, convey and deliver the Shares to Buyer, and Buyer agrees to purchase and accept the Shares from Seller, for the consideration specified in Section 2.2.

         Section 2.2 Purchase Price. At the Closing, Buyer agrees to pay to Seller the purchase price of $365,000,000 (Three Hundred Sixty-Five Million Dollars) for the Shares, and subject to Section 7.7, the Additional Marine Assets, plus an amount equal to the Estimated Net Working Capital (collectively, the "Purchase Price"), payable by wire transfer or delivery of other immediately available funds. By way of illustration only, the Estimated Net Working Capital amount, as of December 31, 2003, was $175,000,000 (One Hundred Seventy Five Million Dollars).

         Section 2.3 Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of El Paso in Houston, Texas, or at such other place as Buyer and Seller may mutually agree, at 9:00 A.M. Central time on the third Business Day after the day on which the last to be fulfilled of the Closing Conditions (other than Closing Conditions to be fulfilled at the Closing) is fulfilled or waived by the relevant party or at such other date as Seller and Buyer may mutually agree (the "Closing Date").

         Section 2.4 Deliveries at the Closing.

                  (a) At the Closing, Buyer (i) will deliver to Seller the certificate referred to in Section 8.2(a), (ii) will pay to Seller the Purchase Price, (iii) will accept the Shares from Seller and (iv) subject to Section 7.7, will accept, or will designate an Affiliate to accept, the transfer of the Additional Marine Assets from El Paso Tankships USA Company to Buyer or Buyer's designee.

                  (b) At the Closing, Seller will deliver, or cause to be delivered, to Buyer (i) the certificate referred to in Section 8.3(a), (ii) instruments of assignment and transfer as shall be necessary to transfer to Buyer all of Seller's right, title and interest in and to the Shares, (iii) the minute books, stock records and corporate seals of the Company and the Transferred Subsidiaries, (iv) executed resignation letters of (or resolutions removing) the El Paso Officers and Directors from their respective positions on the board and offices at the Company and the Transferred Subsidiaries, and (v) Seller's possessory interests in and to the Shares. At Closing, subject to
Section 7.7, Seller shall cause El Paso Tankships USA Company to convey 100% of the right, title and interest in and to the Additional Marine Assets to the Buyer (or its designee) pursuant to a bill of sale substantially in the forms attached hereto as Exhibit A.

                  (c) At the Closing, El Paso Merchant Energy - Petroleum Company and Buyer will execute and deliver a mutually-agreed Transition Services Agreement, containing the material terms set forth in Exhibit E attached hereto.

                  (d) At the Closing, if the Vitol Agreement has not been terminated, Buyer and Seller will execute and deliver a mutually agreed make-whole agreement, as described in Section 6.2(g) and containing the materials terms set forth in Exhibit F attached hereto.

         Section 2.5 Net Working Capital Adjustment.

                  (a) If the Net Working Capital is greater than the Estimated Net Working Capital, Buyer shall make an additional payment to Seller in an amount equal to the amount by which the Net Working Capital, as calculated in accordance with this Section 2.5, exceeds the Estimated Net Working Capital, which payment shall be made on or before the fifth Business Day after the final determination of the Net Working Capital Adjustment in accordance with this
Section 2.5. If the Net Working Capital is less than the Estimated Net Working Capital, Seller shall make a payment to Buyer in an amount equal to the amount by which the Estimated Net Working Capital exceeds the Net Working Capital, as calculated in accordance with this Section 2.5. The payment to be made by Buyer or by Seller, as applicable, is herein called the "Net Working Capital Adjustment."

                  (b) (1) Except as otherwise provided in this Section 2.5(b), or in the definitions of Current Assets and Current Liabilities, the items included in the components of Current Assets and Current Liabilities shall be determined, and the amounts of such items shall be calculated, in the same manner as the corresponding line items were determined and calculated, and using the same policies, practices, assumptions, procedures, classifications, methods, estimates and judgments as were used, in preparing the Balance Sheet to the extent the same are in accordance with GAAP.

                  (2) The portion of the Net Working Capital Statement relating to Inventory shall be prepared based on a physical inventory performed by Seller and Buyer carried out in accordance with the procedures, including the measurement procedures, specified in Exhibit D, and (ii) shall be commenced on the Closing Date, and shall be completed within 24 hours after the Closing Date. The Inventory shall be included in Current Assets as Inventory at fair market value, determined based on the market price indices set forth in Exhibit D; except with respect to crude oil that is in transit to the terminals at the refinery, which shall be included in Current Assets with a value equal to the product of (A) the volume stated in its bill of lading, and (B) the appropriate price, determined based on the market price indices set forth in Exhibit D, and any rights of recovery associated with the transportation of such crude oil shall be for the account of Buyer. Notwithstanding the foregoing, Inventory not yet paid for by the Company or any Transferred Subsidiary at Closing, whether in transit or otherwise, shall not be included in Current Assets. Mutually acceptable arrangements will be made, effective as of the Closing, to release Seller and its Affiliates from any and all liability (including the release of any Lien) in respect of financing arrangements or purchase obligations for Inventory not yet paid for by the Company at Closing, whether in transit to the Company or its Transferred Subsidiaries, or otherwise in the custody of the Company or any of its

         Transferred Subsidiaries, but for which payment Seller or any of its Affiliates (other than the Company and its Transferred Subsidiaries) is liable, either directly, or as the account party under a letter of credit or similar arrangement, or by which any such party's assets are burdened.

                           (3) With respect to the Parts and Supplies included in Current Assets, Buyer and Seller have agreed that such Parts and Supplies have an aggregate book value as of the Execution Date of $30,743,000 (the "Preliminary Parts and Supplies Value"). Within ten Business Days after the Closing, Seller shall run an inventory report from Seller's PeopleSoft Inventory System to determine the consumption or purchase of Parts and Supplies during the period following the Execution Date until the Closing Date. In addition, during the 30-day period immediately following the Closing, Seller and Buyer shall conduct an obsolescence review of the Parts and Supply and negotiate in good faith to determine any adjustments to the Preliminary Parts and Supplies Value necessary to reflect such obsolescence. The Preliminary Parts and Supplies Value shall be adjusted (x) to reflect the consumption and purchases identified in the post-Closing inventory report identified above and (y) to reflect the adjustments arising out of the obsolescence review above, with such adjusted amount (the "Final Parts and Supplies Value") being used in the final calculation of Current Assets in the Net Working Capital.

                  (c) Seller shall initially calculate the Net Working Capital and shall deliver to Buyer a statement (the "Net Working Capital Statement") setting forth the amount of Net Working Capital, together with supporting calculations and information, on or before the 45th day after the Closing Date. From the Closing Date through the final determination of Net Working Capital in accordance with this Section 2.5(c), Buyer shall cause the Company and its employees to give Seller and its advisors access at all reasonable times to the personnel, properties, and books and records of the Company and Buyer's working papers, and Seller shall give Buyer and its advisors access at all reasonable times to the personnel, properties and books and records of Seller and Seller's working papers, in each case as reasonably requested for the purpose of determining Net Working Capital. Unless Buyer gives notice to Seller on or before the 15th day after Buyer's receipt of the Net Working Capital Statement that Buyer disputes the Net Working Capital specified in the Net Working Capital Statement, the Net Working Capital shall be as specified in the Net Working Capital Statement. If Buyer gives notice to Seller on or before such 15th day that it disputes the Net Working Capital specified in the Net Working Capital Statement, Seller and Buyer shall consult in good faith and use all reasonable efforts to agree upon the calculation of the Net Working Capital. If on or before the 30th day after Buyer's receipt of the Net Working Capital Statement Seller and Buyer have not agreed on the Net Working Capital, either Seller or Buyer shall have the right to submit such matters as remain in dispute to one of the U.S. offices of KPMG LLP, or such other accounting firm as Seller and Buyer shall agree, for final resolution, which resolution shall be binding upon Seller and Buyer, and judgment upon which may be entered in any court having jurisdiction over the party against which such determination is sought to be enforced. Buyer shall pay the fees and expenses of such accounting firm for its services in resolving such dispute; provided, however, that Buyer shall have the right to recover one-half of such payment through a reduction in the amount of any Net Working Capital Adjustment payable by Buyer in accordance with Section 2.5(a) or through a payment by Seller within 10 Business Days of receipt from Buyer of an invoice for such fees.

                  (d) Notwithstanding the provisions of Section 2.5(c) above, Buyer shall have until 180 days following the Closing Date to identify (1) additional accounts payable of any of the Combined Companies (x) relating to the ownership or operation of the Business prior to Closing that were not entered into the general accounting ledger of any of the Combined Companies prior to the delivery of the Net Working Capital Statement to Buyer ("New Accounts Payable"), and (2) any accounts payable that were included in the Current Liabilities set forth in the Net Working Capital Statement but the amounts of which are in excess of the amount included in such calculation (such excess amount being referred to herein as "Excess Accounts Payable" and, together with the New Accounts Payable, the "Additional Accounts Payable Amount"). On or prior to the 180th day following the Closing, the Buyer shall deliver to Seller a statement (the "Additional Accounts Payable Statement") setting forth the Additional Accounts Payable Amount, together with supporting calculations and information. Unless Seller gives notice to Buyer on or before the 15th day after Seller's receipt of the Additional Accounts Payable Statement that Seller disputes the Additional Accounts Payable Amount specified in such Statement, the Additional Accounts Payable Amount shall be as specified in the Additional Accounts Payable Statement. If Seller gives notice to Buyer on or before such 15th day that it disputes the Additional Accounts Payable Amount specified in the Additional Accounts Payable Statement, Seller and Buyer shall consult in good faith and use all reasonable efforts to agree upon the calculation of the Additional Accounts Payable Amount. If on or before the 30th day after Seller's receipt of the Additional Accounts Payable Statement Seller and Buyer have not agreed on the Additional Accounts Payable Amount, either Seller or Buyer shall have the right to submit such matters as remain in dispute to one of the U.S. offices of KPMG LLP, or such other accounting firm as Seller and Buyer shall agree, for final resolution, which resolution shall be binding upon Seller and Buyer, and judgment upon which may be entered in any court having jurisdiction over the party against which such determination is sought to be enforced. Buyer shall pay the fees and expenses of such accounting firm for its services in resolving such dispute; provided, however, that Buyer shall have the right to recover one-half of such payment through a payment by Seller within 10 Business Days of receipt from Buyer of an invoice for such fees. Seller shall make payment to Buyer of the Additional Accounts Payable Amount within 10 Business Days of final resolution of the Additional Accounts Payable Amount pursuant to the provisions of this Section 2.5(d).

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer that the statements contained in this ARTICLE III are correct and complete as of the Execution Date. Exceptions to the representations and warranties set forth in this ARTICLE III are referenced below and set forth in the Disclosure Schedule.

         Section 3.1 Organization and Qualification. Seller is a Bermuda corporation, duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization. Seller has the requisite corporate power and authority to carry on its business as it is now being conducted. Seller is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Seller.

         Section 3.2 Due Authority. Seller has full corporate power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by Seller and, assuming the due authorization, execution, and delivery of this Agreement by Buyer, constitutes the legal, valid, and binding obligation of Seller enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         Section 3.3 Conflicts and Approvals. Except (a) as required in connection with the HSR Act, (b) for the receipt of the Third Person Consents set forth in Section 3.3(b) of the Disclosure Schedule, and (c) for the effectuation of the filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth in Section 3.3(c) of the Disclosure Schedule, neither the execution and delivery by Seller of this Agreement nor the performance by Seller of its obligations hereunder will (A) violate or breach the terms of or cause a default under (i) any Law applicable to Seller, (ii) the Certificate of Incorporation or By-Laws or other organizational documents of Seller, or (iii) any Material Contract or (B) with the passage of time, the giving of notice, or the taking of any action by a third Person, have any of the effects set forth in clause (A) of this Section 3.3, except for any matters described in this Section 3.3 that would not reasonably be expected to have a Material Adverse Effect with respect to (x) Seller and its Subsidiaries, taken as a whole, (y) the Business, or (z) the ability of Seller to perform its obligations under this Agreement.

         Section 3.4 Litigation. Except as set forth in Section 3.4 of the Disclosure Schedule, as of the Execution Date, there are no actions, suits, proceedings, arbitrations, or investigations pending or, to the Knowledge of Seller, threatened against, Seller except any that, individually or, with respect to multiple actions, suits, proceedings, or arbitrations that allege similar theories of recovery based on similar facts, in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to Seller or the ability of Seller to perform its obligations under this Agreement.

         Section 3.5 Ownership of the Shares. The authorized capital stock of the Company consists of 150,000 shares of common stock, $1.00 par value. Seller holds 100 shares of common stock in the Company, representing all of the issued and outstanding share capital of the Company (the "Shares"). As of the Execution Date, no Shares were held in treasury. All of the issued and outstanding Shares are validly issued, fully paid, and nonassessable and were issued free of preemptive rights. As of the Execution Date, there are no bonds, debentures, notes, or other evidences of indebtedness issued or outstanding having the right to vote on any matters on which the holders of the Shares may vote. Other than Buyer's rights as contemplated by this Agreement, as of the Execution Date, there are no options, warrants, calls, or other rights or agreements outstanding obligating the Company to issue, deliver, or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend, or enter into any such option, warrant, call, or other such right or agreement.

         Section 3.6 No Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, except any thereof the fees and commissions for which will be discharged by Seller.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

         Seller hereby represents and warrants to Buyer that the statements contained in this ARTICLE IV are correct and complete as of the Execution Date, unless a representation or warranty is specifically stated to be made as of another date. Exceptions to the representations and warranties set forth in this
ARTICLE IV are referenced below and set forth in the Disclosure Schedule.

         Section 4.1 Organization and Qualification.

                  (a) The Company is a corporation duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization. The Company has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or the Business. The Company has heretofore made available to Buyer correct and complete copies of its organizational documents, and its minute books and stock records.

                  (b) Each of the Transferred Subsidiaries is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Transferred Subsidiaries has the requisite organizational power and authority to carry on its business as it is now being conducted. Each of the Company's Subsidiaries is duly qualified and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to itself or the Business. Section 4.1(b) of the Disclosure Schedule sets forth a list of the jurisdictions in which each of the Transferred Subsidiaries is qualified as of the Execution Date. The Company has heretofore made available to Buyer correct and complete copies of the organizational documents of each of the Transferred Subsidiaries and their respective minute books and stock records.

                  (c) Neither the Company nor any of the Transferred Subsidiaries has, or in the past had, any direct or indirect ownership in any other Person other than (i) other Transferred Subsidiaries, or (ii) the Discontinued Companies.

         Section 4.2 Ownership of the Transferred Subsidiaries.

                  (a) Section 4.2(a) of the Disclosure Schedule sets forth the following for each of the Transferred Subsidiaries, as of the Closing Date: the record ownership of such

Transferred Subsidiary; the number of authorized shares of each class of stock of such Transferred Subsidiary; the total number of issued and outstanding shares of each class of stock of such Transferred Subsidiary; and the par value of the shares of each class of stock of such Transferred Subsidiary. As of the Closing Date, (i) no shares of any of the Subsidiaries ("Transferred Subsidiaries' Shares") will be held in treasury; (ii) all of the issued and outstanding Transferred Subsidiaries' Shares will be validly issued, fully paid, and nonassessable and will be issued free of preemptive rights; (iii) the Company will be the owner, directly or indirectly, of all of the issued and outstanding Transferred Subsidiaries Shares; and (iv) there will be no bonds, debentures, notes, or other evidences of indebtedness issued or outstanding having the right to vote on any matters on which the holders of the Transferred Subsidiaries' Shares may vote. Except as set forth in Section 4.2(a) of the Disclosure Schedule, as of the Closing Date, there will be no options, warrants, calls, or other rights or agreements outstanding obligating any of the Transferred Subsidiaries to issue, deliver, or sell shares of its capital stock or debt securities, or obligating the Transferred Subsidiaries to grant, extend, or enter into any such option, warrant, call, or other such right or agreement.

                  (b) As of the Closing Date, the Transferred Subsidiaries will be direct or indirect, wholly owned Subsidiaries of the Company, and neither the Company nor any Transferred Subsidiary will own any direct or indirect beneficial interest in any Person other than the other Transferred Subsidiaries.

         Section 4.3 Financial Statements. The Financial Statements have been prepared in accordance with GAAP and fairly present the combined financial position of the Combined Companies as of the dates thereof and the combined results of operations of the Combined Companies for the periods covered thereby. None of the Company nor any of the Combined Companies has any consolidated liabilities or obligations, whether absolute or contingent, that would be required to be reflected or reserved for under GAAP in a historical year-end balance sheet as of the Closing Date, other than (a) liabilities or obligations that are reflected or reserved for in the Balance Sheet, (b) liabilities or obligations incurred in the ordinary course of business of the Company and the Combined Companies since December 31, 2003, or (c) liabilities or obligations that would not reasonably be expected to have a Material Adverse Effect with respect to the Business or the Company and the Combined Companies, taken as a whole. As of the Closing Date, neither the Company nor any of the Transferred Subsidiaries will have any indebtedness that would be required to be reflected as such under GAAP in a historical year-end balance sheet other than (x) the indebtedness set forth in Section 4.3 of the Disclosure Schedule and (y) indebtedness to Affiliates of the Company that will be cancelled at the Closing.

         Section 4.4 Assets. The Company and the Transferred Subsidiaries, collectively, will have good and valid title (including leasehold title) to all material Assets (or (i) in the case of their contract rights, have the right to receive the benefits of the Assets and (ii) in the case of certain licenses, patents, or similar intellectual property, the right to use such intellectual property) free and clear of all Liens except (a) for Permitted Liens, or (b) as set forth in Section 4.4 of the Disclosure Schedule.

         Section 4.5 Material Contracts.

                  (a) Except for the contracts listed in Section 4.5(a) of the Disclosure Schedule (the "Material Contracts"), complete and correct copies of which have been made available (through the Data Room or otherwise) to Buyer as of the Execution Date, and except for Transferred Subsidiary Plans, neither the Company nor any of the Transferred Subsidiaries is a party to or bound by any of the following:

                           (i) any contract relating to any borrowing by the
Company or by any Transferred Subsidiary of an amount in excess of $50,000 that will not be paid on the Closing Date, or the granting of any security by the Company or by any Transferred Subsidiary for any such borrowing;

                           (ii) any contract whereby the Company or any
Transferred Subsidiary agrees to indemnify any Person, except for any service contract or other contract, in each case, entered into in the ordinary course of business;

                           (iii) any contract whereby the Company or any
Transferred Subsidiary guarantees an obligation of any other Person, other than the Company or another of the Transferred Subsidiaries;

                           (iv) any contract with an employee or consultant of
the Company or of any Transferred Subsidiary providing for annual payment by the Company or any of the Transferred Subsidiaries in excess of $50,000 or a change in control severance benefit in excess of $50,000;

                           (v) any contract with any Expatriate Employee or
officer or director of the Company or of any Transferred Subsidiary;

                           (vi) any collective bargaining contract or other
contract with a labor union;

                           (vii) any contract for the purchase or sale of crude
oil, blend stocks, feedstocks, other raw materials, intermediate stocks, or finished products that (A) provides for forward physical delivery on a date more than 90 days in the future, or (B) provides for the future payment by or to the Company or any Transferred Subsidiary of more than $2,500,000;

                           (viii) any contract for capital expenditures or for
the acquisition or construction of fixed assets that provides for future payments by the Company or any Transferred Subsidiary of more than $1,000,000;

                           (ix) any contract for the supply of goods or services
to the Company or to any Transferred Subsidiary not covered in Section 4.5(a)(vii) or Section 4.5(a)(viii) that provides for future payments by or to the Company or any such Transferred Subsidiary of more than $500,000;

                           (x) any contract for the sale of any asset by the
Company or by any Transferred Subsidiary (other than as otherwise covered in Section 4.5(a)(vii)) that provides for the future payment by or to the Company or any such Transferred Subsidiary of more than $250,000;

                           (xi) any lease under which the Company or any
Transferred Subsidiary is the lessor or lessee of real or personal property that provides for an annual base rental to or from the Company or any such Transferred Subsidiary of more than $250,000;

                           (xii) any derivative, option, hedge or futures
contract that provides for future payments by or to the Company or any Transferred Subsidiary of more than $100,000;

                           (xiii) any joint venture or partnership or similar
contract; or

                           (xiv) any contract prohibiting the Company or any
Transferred Subsidiary from competing with another Person in any business or area.

                  (b) Except for any matter that would not reasonably be expected to have a Material Adverse Effect with respect to the Business or the Company and the Transferred Subsidiaries, taken as a whole, (i) neither the Company nor any of the Transferred Subsidiaries nor El Paso CGP has breached the terms of any Material Contract, (ii) neither the Company nor any of the Transferred Subsidiaries nor El Paso CGP has received from any other party to any Material Contract written notification that such Material Contract is not in full force and effect, that the Company or any Transferred Subsidiary or El Paso CGP has failed to perform its obligations thereunder to date, or that any other party thereto has not performed its obligations thereunder to date, and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in a breach or violation of, or a default under, the terms of any Material Contract.

                  (c) Section 4.5(c) of the Disclosure Schedule identifies all Material Contracts under which the obligations of any of the Company or any Transferred Subsidiary are guaranteed by, or supported through bonding by, or financial assurances of, Seller or any Affiliate of Seller (other than the Company and the Transferred Subsidiaries).

                  (d) The Refinery Agreement was assigned by El Paso CGP to CARC on or before January 1, 1990.

         Section 4.6 Authorizations. Except with respect to matters subject to
Section 4.8 or as would not reasonably be expected to have a Material Adverse Effect with respect to the Business or the Company and the Transferred Subsidiaries, taken as a whole, (a) the Company or the Transferred Subsidiaries have obtained all Authorizations that are necessary to carry on the Business as currently conducted, (b) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by the Company or any of the Transferred Subsidiaries of, or a failure on the part of the Company or any of the Transferred Subsidiaries to comply with the terms of, any Authorization, (c) neither the Company nor any of the Transferred Subsidiaries has received from any Governmental Authority written notification that any Authorization (i) is not in full force and effect, (ii) has been violated in any respect, or (iii) is subject to any suspension, revocation, modification or cancellation, (d) there is no action, suit, proceeding, arbitration, or investigation pending or, to the Knowledge of Seller, threatened regarding suspension, revocation, modification or cancellation of any Authorization, and (e) except with regard to the Refinery Agreement with respect to which no representation regarding consent requirements is made, no consent pursuant to any Material Contract is required in connection with the transactions contemplated by this Agreement to maintain all Material Contracts in effect after the Closing.

         Section 4.7 Compliance with Law. Except for the matters disclosed in Sections 4.7(a) and 4.7(b) of the Disclosure Schedule and matters that would not reasonably be expected to have a Material Adverse Effect with respect to the Business or the Company and the Transferred Subsidiaries, taken as a whole, (a) the Company and the Transferred Subsidiaries are in compliance with all applicable Laws, and (b) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure of the Company or any of the Transferred Subsidiaries to comply with the terms of any applicable Law. Except for matters disclosed in Sections 4.7(a) and 4.7(b) of the Disclosure Schedule, neither the Company nor any of the Transferred Subsidiaries has received any written notification from any applicable Governmental Authority that it is not in compliance with any applicable Laws.

         Section 4.8 Environmental Matters. Except for (i) matters covered in the Refinery Agreement, (ii) matters relating to the period prior to October 19, 1989, (iii) matters disclosed in Section 4.8 of the Disclosure Schedule, and
(iv) matters that would not reasonably be expected to have a Material Adverse Effect with respect to the Business or the Company and the Transferred Subsidiaries, taken as a whole, since October 19, 1989:

                  (a) to the Knowledge of Seller, the Company and the Transferred Subsidiaries and the Business are in compliance with all applicable Environmental Laws;

                  (b) to the Knowledge of Seller, (i) all Authorizations, if any, required to be obtained or filed by or complied with by the Company or any of the Transferred Subsidiaries under any applicable Environmental Law in connection with its respective operations as they are currently being conducted, including those relating to Hazardous Materials, have been duly obtained or filed for, and (ii) the Company and the Transferred Subsidiaries are in compliance with the terms and conditions of all such Authorizations;

                  (c) there are no pending or, to the Knowledge of Seller, threatened actions, suits, investigations, inquiries, or proceedings by or before any Governmental Authority under any applicable Environmental Law relating to the Business or the Company's or the Transferred Subsidiaries' properties;

                  (d) to the Knowledge of Seller, there have been no releases of Hazardous Materials on or under the Company's properties by the Company or any of the Transferred Subsidiaries or, to the Knowledge of Seller, at any offsite location as a result of the Company's or the Transferred Subsidiaries' operations that (i) would require remediation after the Closing by the Company or the Transferred Subsidiaries, under applicable Environmental Laws or otherwise, or (ii) would require remediation costing in excess of $5,000,000, individually or in the aggregate, if the Company or the Transferred Subsidiaries' were to perform remediation; and

                  (e) the Company has made available to Buyer all environmental site assessment reports and all material environmental studies and correspondence on environmental matters (in each case relevant to the Company and the Transferred Subsidiaries) in the Company's or the Transferred Subsidiaries' possession and relating to the Company's or the Transferred Subsidiaries' operations.

         Section 4.9 Litigation. As of the Execution Date, there are no actions, suits, proceedings, arbitrations, or investigations pending or, to the Knowledge of Seller, threatened, against the Company or any of the Transferred Subsidiaries, including any involving a claim for indemnification pursuant to any statute, organizational document or contract, or relating to any other action, suit, proceeding, arbitration, or investigation, in any court or before or by any other Governmental Authority, except Claims set forth in Section 4.9 of the Disclosure Schedule or disclosed pursuant to Section 4.6, Section 4.7,
Section 4.8, Section 4.12 or Section 4.14 or that, individually or, with respect to Claims based on similar facts, in the aggregate, for which there is a reasonable likelihood of an adverse decision resulting in a Loss of $100,000 or more to the Company or the Transferred Subsidiaries.

         Section 4.10 Insurance. Except for the Insurance Claims and any matter that would not reasonably be expected to have a Material Adverse Effect with respect to the Business or the Company and the Transferred Subsidiaries, taken as a whole, as of the Execution Date, there is no claim outstanding under any insurance policy related to the Business, the Company or any Transferred Subsidiary.

         Section 4.11 ERISA Matters. Neither the Company nor any Transferred Subsidiary sponsors, maintains or contributes to, nor during the six-year period preceding the Execution Date has the Company or any Transferred Subsidiary sponsored, maintained or contributed to, any employee benefit plan subject to ERISA. Except as set forth in Section 4.11 of the Disclosure Schedule, with respect to any "employee benefit plan," within the meaning of Section 3(3) of ERISA, that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six years prior to the Execution Date, by Seller or any corporation, trade, business, or entity that is considered a single employer with Seller, the Company or a Transferred Subsidiary, within the meaning of Section 414(b), (c), or (m) of the Code or Section 4001 of ERISA, (a) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (b) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

         Section 4.12 Transferred Subsidiary Plans. Section 4.12 of the Disclosure Schedule lists, as of the Execution Date, all Transferred Subsidiary Plans. As of the Execution Date, Seller has made available (through the Data Room or otherwise) to Buyer correct and complete copies of each of the following with respect to the Transferred Subsidiary Plans, to the extent applicable: the plan document (including all summary plan documents), the trust agreement, if any, and the most recent actuarial report or valuation that is required to be prepared under applicable Law. Except as otherwise set forth in Section 4.12 of the Disclosure Schedule, (a) each Transferred Subsidiary Plan has been administered and operated in material compliance with its governing documents and applicable Law, (b) there are no actions, suits, or claims pending (other than routine claims for benefits) with respect to any Transferred Subsidiary Plan or its assets under which the Company or any of the Transferred Subsidiaries would reasonably be expected to have any material liability, (c) to the Knowledge of Seller, there is no matter pending with respect to any Transferred Subsidiary Plan before any Governmental Authority, and (d) as of the Execution Date, there are no payments or other obligations of the Company or any of the Transferred Subsidiaries under any severance plan of the Company or the Transferred Subsidiaries that will not be fully satisfied as of the Closing Date.

         Section 4.13 Labor Matters. Section 4.13(a) of the Disclosure Schedule sets forth by number and employment classification the approximate numbers of employees employed by the Company and the Transferred Subsidiaries as of the Execution Date, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company or any of the Transferred Subsidiaries. Except as otherwise set forth in Section 4.13(b) of the Disclosure Schedule, the Company and the Transferred Subsidiaries have not at any time on or after January 1, 2001 had or, to the Knowledge of Seller, been threatened with any material work stoppages or other material labor disputes or controversies with respect to its employees. Seller shall update
Section 4.13(a) of the Disclosure Schedule as necessary prior to the Closing to reflect all employment changes.

         Section 4.14 Taxes. Except as set forth in Section 4.14 of the Disclosure Schedule or as would not reasonably be expected to have a material adverse effect with respect to the Business or the Company and the Transferred Subsidiaries, taken as a whole:

                  (a) (i) all Tax Returns which were required to be filed by or with respect to the Company and the Transferred Subsidiaries have been prepared correctly and completely in all material respects, and have been duly and timely filed, (ii) all Taxes due and owed by any of the Company or any Transferred Subsidiary (whether or not shown on each such Tax Return) have been timely paid in full, (iii) no penalty, interest, or other charge is or will become due with respect to the late filing of any Tax Return or late payment of any Tax, (iv) all Tax withholding and deposit requirements imposed on or with respect to the Company or the Transferred Subsidiaries have been satisfied in full in all respects, (v) none of the Company or any Transferred Subsidiary is the beneficiary of any extension of time within which to file a Tax Return, (vi) no claim has ever been made by a Taxing Authority in any jurisdiction where any of the Company or any Transferred Subsidiary does not file a Tax Return that it is or may be subject to the assessment of Tax in that jurisdiction, and (vii) there are no security interests in any of the assets of any of the Company or any Transferred Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Neither the Company nor any of the Transferred Subsidiaries has in force, or agreed to put in force, any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

                  (c) There are no pending written proposed deficiencies or other written claims, or to the Knowledge of Seller, threatened deficiencies or claims, for unpaid Taxes of the Company or the Transferred Subsidiaries, and neither the Company nor any of the Transferred Subsidiaries has any liability for the Taxes of any other Person (other than the Company or the Transferred Subsidiaries).

                  (d) Except for current tax audits of the El Paso Corporation, as the same may relate to the Company or any Transferred Subsidiary, no Tax Returns of the Company or any of the Transferred Subsidiaries are currently being audited by any applicable Taxing Authority or threatened with any such audit.

                  (e) Neither the Company nor any of the Transferred Subsidiaries is contesting the payment of any Taxes.

                  (f) Each of the Company and the Transferred Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (g) Section 4.14 of the Disclosure Schedule lists all Tax Returns filed with respect to the Company or any Transferred Subsidiary for the last three taxable years, indicates those Tax Returns that have been audited by any Taxing Authority, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Transferred Subsidiaries since December 31, 1998.

                  (h) Neither the Company nor any Transferred Subsidiary is a party to any Tax allocation or sharing agreement.

         Section 4.15 Intellectual Property. Except as set forth in Section 4.15 of the Disclosure Schedule, the Company and the Transferred Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of the Business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No Claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor, to the Knowledge of Seller, is there any valid basis for any such Claim. The use of such Intellectual Property by the Company and the Transferred Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, do not have a Material Adverse Effect.

         Section 4.16 Conduct of the Business. None of the Company nor any of the Combined Companies engaged in any commercial operations prior to October 19, 1989. Since December 31, 2003, the Company and the Transferred Subsidiaries have operated the Business in the ordinary course of business. Except as set forth in
Section 4.16 of the Disclosure Schedule, since December 31, 2003, neither the Company nor any Transferred Subsidiary has taken any action or failed to take any action which, if such action were to occur after the execution of this Agreement, would cause the Company or such Transferred Subsidiary to be in breach of Section 6.1.

         Section 4.17 Disclaimer. Except as set forth in Section 4.5(b) (as
Section 4.5(b) relates to the Refinery Agreement) or in Section 4.5(d), notwithstanding any representation, warranty, or covenant in this Agreement that would impose an obligation on Seller or the Company or any condition or other limitation hereunder that would excuse the performance of Buyer hereunder,

(a) neither Seller nor the Company makes any representation or warranty, nor undertakes any obligation, with respect to (i) the rights of the Company and the Transferred Subsidiaries under the Refinery Agreement or (ii) the Authorization of the transactions contemplated hereunder by the Governmental Authorities of Aruba, and (b) confirming such rights or obtaining such Authorization shall not be a condition to Buyer's performance of its obligations hereunder.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller that the statements contained in this ARTICLE V are correct and complete as of the Execution Date.

         Section 5.1 Organization and Qualification. Buyer is a British Virgin Islands corporation duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer has the requisite corporate power and authority to carry on its business as it is now being conducted. Buyer is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Buyer.

         Section 5.2 Due Authority. Buyer has full organizational power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by Buyer and, assuming the due authorization, execution, and delivery of this Agreement by Seller, constitutes the legal, valid, and binding obligation of Buyer enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         Section 5.3 Conflicts and Approvals. Except as required in connection with the HSR Act, neither the execution and delivery by Buyer of this Agreement nor the performance by Buyer of its obligations hereunder will (a) violate or breach the terms of or cause a default under (i) any Law applicable to Buyer,
(ii) the certificate of incorporation or by-laws or other organizational documents of Buyer, or (iii) any contract or agreement to which Buyer is a party or by which it or any of its properties or assets is bound or (b), with the passage of time, the giving of notice, or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section 5.3, except in each case for any matters described in this Section 5.3 that would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or the ability of Buyer to perform its obligations under this Agreement.

         Section 5.4 Litigation. As of the Execution Date, there are no actions, suits, proceedings, arbitrations, or investigations pending or, to the Knowledge of Buyer, threatened against Buyer except any that, individually or, with respect to multiple actions, suits, proceedings, or arbitrations that allege similar theories of recovery based on similar facts, in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to

Buyer or the ability of Buyer to perform its obligations under this Agreement in all material respects.

         Section 5.5 No Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, except any thereof the fees and commissions for which will be discharged by Buyer.

         Section 5.6 Purchase as Investment. Buyer is purchasing the Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute the Shares to any other Person other than Affiliate(s) of Buyer. Buyer, together with its directors, executive officers and advisors, is familiar with investments of the nature of the Shares, understands that this investment involves certain risks, has adequately investigated the Company and the Transferred Subsidiaries, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Shares, and is able to bear the economic risks of such investment.

                                   ARTICLE VI

                              PRE-CLOSING COVENANTS

         Section 6.1 Operation of the Business. Except (A) as set forth in
Section 6.1(a) of the Disclosure Schedule, (B) as otherwise contemplated by this Agreement, (C) the Restructuring, or (D) as otherwise consented to in writing by Buyer, from the Execution Date until the Closing, Seller shall cause the Company and the Transferred Subsidiaries to:

                  (a) afford to Buyer and its agents, advisors, and representatives reasonable access to the Data Room and the Company's and the Transferred Subsidiaries' properties, personnel, documents, and records and shall furnish such information about the Company as Buyer shall reasonably request, all upon reasonable notice to the Company and in a manner that does not interfere in any material respect with the normal operations of the Business and the Company and the Transferred Subsidiaries;

                  (b) operate the Business in the usual and ordinary course consistent with past practice;

                  (c) operate the Business substantially in accordance with all Environmental Laws;

                  (d) maintain the insurance policies covering the Business as of the Execution Date (or substantially comparable replacement policies);

                  (e) use all commercially reasonable efforts to preserve substantially intact its business organization, to maintain its Authorizations, rights, privileges, and immunities, to retain the services of its key employees (subject to work force requirements), and to maintain its relationships with its customers and suppliers;

                  (f) not sell, lease, exchange, or otherwise dispose of, or grant any Lien with respect to, any of the assets of the Company or the Transferred Subsidiaries, except for (i) dispositions of obsolete assets, dispositions of assets with a value, individually, less than $5,000, or in the aggregate, less than $50,000, and dispositions of inventories in the ordinary course of business consistent with past practice, (ii) purchase money Liens incurred in connection with the original acquisition of assets in the ordinary course of business secured by such assets with a value, individually or in the aggregate, less than $100,000, and (iii) Permitted Liens;

                  (g) not (i) increase the compensation payable to or to become payable to any director, executive officer or employee of the Company or any of the Transferred Subsidiaries other than normal salary increases and, to the extent required under the collective bargaining agreements identified in Section 4.5(a) of the Disclosure Schedule, bonus awards and payments, consistent with past practice, which practices in respect of the Expatriate Employees are identified on Section 6.1(g) of the Disclosure Schedule, (ii) except as otherwise provided in Section 6.1(g) of the Disclosure Schedule, enter into any agreement with respect to the award of any severance or termination pay that would reasonably be expected to become due as a result of the transactions contemplated hereby, (iii) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit under any Transferred Subsidiary Plan, or (iv) contribute, transfer or otherwise provide any amount of cash, securities, or other property to any grantee, trust, escrow, or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, or other change in control agreement other than consistent with past practice, except (1) in each case, pursuant to any contract, agreement, or other legal obligation of the Company or one of the Transferred Subsidiaries existing as of the Execution Date, or (2) in the case of the Transferred Subsidiary Plans, amendments required by Law;

                  (h) except as required by Law, not (i) enter into any new employment or severance agreement with any employee, director or executive officer, either individually or as part of a class of similarly situated persons, or (ii) establish, adopt, or enter into any new Benefit Plan, except employment and severance agreements and Benefit Plans for the benefit of any newly employed or promoted officers or employees or that replace employment or severance agreements or Benefit Plans that have expired in accordance with their terms, in which case the terms of such agreements and Benefit Plans shall be reasonably consistent with those existing at the Execution Date, and except Benefit Plans relating to health and life insurance benefits established or adopted in the ordinary course of business consistent with past practice;

                  (i) not offer, sell, issue, or grant, or authorize the offering, sale, issuance, or grant of, any securities nor declare or pay or agree to declare or pay any dividends in kind (other than in connection with the Restructuring) on any Shares or any Transferred Subsidiaries' Shares;

                  (j) not acquire, whether by merger or consolidation, by purchasing an equity interest or otherwise, any business or any corporation, partnership, association, or other business organization or division thereof;

                  (k) not acquire or construct any assets or properties other than (i) any assets or properties that are not material to the Business, (ii) repairs to existing facilities or other assets (including repair of casualty losses and the application of insurance proceeds thereto) and

(iii) acquisition of assets (other than capital assets) from suppliers or vendors in the ordinary course of business and consistent with past practice;

                  (l) not adopt any amendments to its organizational documents;

                  (m) not (i) make any change in any of its respective methods of accounting in effect at September 30, 2003, except as may be required to comply with GAAP, (ii) make or rescind any election relating to any Taxes (other than any election that must be made periodically and that is made consistently with past practice), or (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes or any Claims other than the DESC Claims, the Insurance Claims, except, in each case, as may be required by Law and for matters that would not reasonably be expected to have a Material Adverse Effect with respect to the Business or the Company and the Transferred Subsidiaries, taken as a whole;

                  (n) not incur any obligations for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture, or similar instrument, and enter into any guarantees, except (i) trade debt in the ordinary course of business, and (ii) indebtedness to Affiliates of the Company (other than Transferred Subsidiaries) that will be settled prior to Closing;

                  (o) not destroy any books or records of the Company or any of the Transferred Subsidiaries or otherwise related to the Business, or remove the books and records located at the Real Property Interests;

                  (p) promptly notify Buyer of any material emergency or other material change in the Business or the Assets;

                  (q) not amend, modify or terminate any Material Contract, or otherwise waive, release or assign any material rights, claims or benefits of the Company or the Transferred Subsidiaries under any Material Contract or enter into any derivative, option, hedge or futures contracts;

                  (r) not agree, resolve or commit to do any of the actions prohibited in Section 6.1(f) through (o) or (q) that would, or the effects of which would, survive the Closing.

         Section 6.2 Appropriate Action; Consents; Filings. From the Execution Date until the Closing:

                  (a) Seller and Buyer shall each use all commercially reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things that, in either case, are necessary, proper, or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from the relevant Governmental Authorities all Authorizations required to be obtained by Seller or Buyer in connection with the authorization, execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) to make all necessary filings, and thereafter to make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under any applicable Law. Seller and Buyer shall cooperate in connection with the making of all such filings, through, among other means, providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions, or changes suggested in connection therewith. Seller and Buyer shall furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, upon reasonable, prior notice to Seller, and after advising Seller concerning the subject matter of the proposed negotiations, Buyer may negotiate directly with the Government of Aruba and all Aruban Governmental Authorities regarding the transactions contemplated hereby, and in connection with such negotiations (except as described in this sentence), Buyer is not required to comply with the preceding two sentences.

                  (b) Without limiting the generality of Section 6.2(a), if Seller and Buyer determine that notifications under the HSR Act are required in connection with this Agreement, Seller and Buyer shall each use all commercially reasonable efforts to cause its ultimate parent entity to file, as soon as practicable following the execution of this Agreement, notifications under the HSR Act in connection with the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters relating to the transactions contemplated by this Agreement. Each of Seller and Buyer shall provide to the other a copy of such filing materials under the HSR Act to the other prior to making such filing and the parties hereto shall confer on the matters set forth therein.

                  (c) Seller and Buyer shall each timely give or cause to be given all notices to third Persons and use all commercially reasonable efforts to obtain all Third Person Consents (i) required under any Material Contract in connection with the consummation of the transactions contemplated hereby or (ii) otherwise required to prevent a Material Adverse Effect with respect to the Business or the Company and the Transferred Subsidiaries, taken as a whole, from occurring prior to or after the Closing.

                  (d) Seller and Buyer shall each give prompt notice to the other of the receipt of any written notice or other written communication (i) from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) from any Governmental Authority in connection with the transactions contemplated hereby (including a general summary of communications between Buyer or Buyer's Affiliates and any Aruban Governmental Authority consistent with Buyer's obligations pursuant to Section 6.2(a)), (iii) from any Governmental Authority or other Person regarding the initiation or threat of initiation of any claims, actions, suits, proceedings, arbitrations, or investigations against, relating to, or involving or otherwise affecting the Company, Buyer, or Seller that relate to the consummation of the transactions contemplated hereby, and (iv) from any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely (A) to cause any condition to the obligations of the other party to consummate the transactions contemplated hereby not to be satisfied, (B) to cause a breach of the representations, warranties, or covenants of such party under this Agreement, or
(C) to delay or impede the ability of either Buyer or Seller, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein. No delivery of any notice pursuant to clause (iv) of this Section 6.2(d) shall cure any breach of any representation or warranty of the party hereto giving such notice contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party hereto receiving such notice.

                  (e) Buyer and Seller each agree to cooperate and to use all commercially reasonable efforts vigorously to contest and to resist any action, including legislative, administrative, or judicial action, and to have vacated, lifted, reversed, or overturned any order (whether temporary, preliminary, or permanent) of any court or other Governmental Authority that is in effect and that restricts, prevents, or prohibits the consummation of the transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action. Each of Buyer and Seller shall take, or cause to be taken, any and all actions, other than the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by any Governmental Authority as a condition to the granting of any Authorization necessary for the consummation of the transactions contemplated hereby or as may be required to avoid, lift, vacate, or reverse any legislative, administrative, or judicial action that would otherwise cause any Closing Condition not to be satisfied.

                  (f) El Paso and other Affiliates of the Combined Companies, including El Paso CGP (together, the "El Paso Guarantors"), have provided support to the Combined Companies pursuant to certain guarantees and related agreements, including those guaranties set forth in Section 6.2(f) of the Disclosure Schedule (the "Support Obligations"). Buyer and its Affiliates shall use best efforts to effect the complete release of the El Paso Guarantors from all of the obligations arising from and related to the Support Obligations in a manner reasonably satisfactory to the El Paso Guarantors, including by means of substitution of a guaranty or other undertaking by Valero Energy Corporation or other Affiliate of Buyer for the Support Obligations, a letter of credit, an escrow of funds, posting a bond, or other arrangements. If the El Paso Guarantors have not been so released from the Support Obligations on or before the Closing Date, then the unreleased Support Obligations shall be included as "Unreleased Support Obligations" under, and as defined in, the Indemnification Agreement. If Valero is unsuccessful in obtaining the complete release of El Paso CGP from all of the obligations under the Refinery Agreement Guaranty prior to Closing, then until the El Paso CGP is so released, neither Buyer nor any Affiliate of Buyer:

                           (i) shall transfer any interest in the Downtown
Parcel or any rights that are currently held by CARC therein, either directly or indirectly, by the transfer of such assets, or by the transfer of an interest in a direct or indirect owner of such assets to the Government of Aruba or to any other Governmental Authority of Aruba; or

                           (ii) amend, or take any action (other than the
transactions contemplated by this Agreement), that would have the effect of amending, the Refinery Agreement; or

                           (iii) sell the refinery, including the delayed
petroleum coker assets or any material portion thereof, or transfer any direct or indirect ownership interest in any owner of such assets to any Person that is not a wholly owned Subsidiary of Valero Energy Corporation; or

                           (iv) permanently cease operations or cease refining
operations for thirty-six consecutive calendar months at the refinery.

This Section 6.2(f) shall survive the Closing and shall remain in effect until the complete release of El Paso CGP from all of the obligations under the Refinery Agreement Guaranty.

                  (g) Promptly after the Execution Date, Seller will cause CARC to notify Vitol of CARC's election to terminate the Vitol Agreement.

                           (i) Buyer and Seller shall cooperate with each other
and shall use commercially reasonable efforts to persuade Vitol to terminate the Vitol Agreement on or before Closing; provided that neither Buyer nor Seller shall be obligated to make any payment to Vitol to induce Vitol to agree to such termination.

                           (ii) If the Vitol Agreement is terminated on or
before Closing, CARC (if such termination is prior to Closing) or Buyer (if such termination is on the Closing Date) shall purchase Vitol's products inventory at the price negotiated with Vitol in connection with the termination of the Vitol Agreement. If CARC purchases Vitol's products inventory, then such inventory shall be part of the inventory included in Current Assets for purposes of calculating Net Working Capital (and the value thereof shall be deemed to be the price paid for such inventory, plus interest thereon at the Applicable Rate from the date purchased until the Closing Date); provided, however, that if CARC purchases Vitol's Tank Bottoms (as defined in the Vitol Agreement) pursuant to
Section 15.3 of the Vitol Agreement, the value of the products inventory comprising the Tank Bottoms shall be determined using the pricing schedule attached as Exhibit D hereto.

                           (iii) If the Vitol Agreement is not terminated on or
before the Closing Date, Seller and Buyer shall enter into an agreement on the Closing Date relating to Seller's make-whole payments to Buyer relating to the Vitol Agreement's pricing terms. Such make-whole agreement shall incorporate the terms set forth on Exhibit F attached hereto.

                           (iv) Regardless of whether the Vitol Agreement is
terminated on or before Closing, for purposes of calculating Net Working Capital, (a) any outstanding amounts payable by Vitol to CARC under the Vitol Agreement as of the Closing Date shall be included in Current Assets and (b) any outstanding amounts payable by CARC to Vitol under the Vitol Agreement as of the Closing Date shall be included in Current Liabilities.

                           (v) Prior to the Closing Date, Buyer will have the
right to negotiate directly with Vitol for the purchase of Vitol's product inventory.

                  (h) Seller and Buyer shall negotiate in good faith to agree upon the terms of a Transition Services Agreement to be executed and delivered by El Paso Merchant Energy - Petroleum Company and Buyer, which shall include the provision by El Paso Merchant Energy - Petroleum Company of services, as generally described in the form of Transition Services Agreement attached hereto as Exhibit E.

                  (i) In connection with the termination of the Vitol Agreement, Buyer and Seller shall use commercially reasonable efforts to obtain Marathon's consent to the assignment of the rights of EPME under the Marathon Agreement to CARC. If such consent is not obtained effective on the date of termination of the Vitol Agreement, then Seller will cause CARC (if the Vitol Agreement is terminated prior to the Closing Date), or Buyer will cause CARC (if the Vitol Agreement is terminated after the Closing Date), to enter into an agreement with EPME, the effect of which is to put EPME in the same position as if EPME had assigned the Marathon Agreement to CARC.

                  (j) In connection with termination of the Vitol Agreement, Buyer and Seller shall use commercially reasonable efforts to obtain AirBP's consent to the assignment of the rights of EPME under the BP Agreement to CARC. If such consent is not obtained effective on the date of termination of the Vitol Agreement, then Seller will cause CARC (if the Vitol Agreement is terminated prior to the Closing Date), or Buyer will cause CARC (if the Vitol Agreement is terminated after the Closing Date), to enter into an agreement with EPME, the effect of which is to put EPME in the same position as if EPME had assigned the BP Agreement to CARC. Notwithstanding the foregoing, at any time after the Closing, if Buyer or CARC requests, in writing, that EPME terminate the BP Agreement, so long as either the Vitol Agreement or the agreement with CARC described in this Section 6.2(j) will be in effect for the entire period beginning with the request to terminate the BP Agreement and ending with the termination of the BP Agreement, EPME shall notify AirBP of EPME's election to terminate the BP Agreement.

                  (k) In the event the Intercompany Debt is not eliminated by March 30, 2004, Seller, the Company or Seller's Affiliates will cause a properly completed election to be timely filed for CARC under Code Sec. 7701 (and the regulations promulgated thereunder) to treat CARC as an entity disregarded for U.S. federal income tax purposes effective not later than March 30, 2004, and Buyer agrees not to make a Section 338 election with respect to CARC.

                  (l) Buyer and Seller shall work diligently to execute the Other Agreement substantially in the form attached hereto as Exhibit G, on or before three Business Days after the Execution Date.

         Section 6.3 Breach Notice. If, prior to the Closing Date, Buyer obtains Knowledge of a breach of any of Seller's representations, warranties or covenants contained in this Agreement, Buyer shall notify Seller in writing of such information (the "Breach Notice") within 10 Business Days of such discovery or on the day prior to the Closing Date, whichever is earlier. The Breach Notice shall contain reasonable details regarding the alleged breach and Buyer's good faith estimate of the potential Losses associated with such breach.

         Section 6.4 Right of Entry. Buyer hereby acknowledges that any access to the refinery and other assets of the Company and the Transferred Subsidiaries utilized by Buyer or any representative, consultant or other Person acting by or on behalf of Buyer ("Diligence Representative") shall be at the sole risk, cost, and expense of Buyer. Buyer shall and shall ensure that each Diligence Representative complies with all safety and similar requirements customarily imposed by the Company on its properties provided that the Company has provided to Buyer a description of, such safety and other requirements. Buyer shall assume and indemnify, defend and hold harmless the Seller Indemnitees from and against any and all claims for personal injury, death or property damage arising out of Buyer's or any Diligence Representative's entry upon or access to the refinery and other assets of the Company and the Transferred Subsidiaries and all damages, losses, cost and expenses (including reasonable attorneys' fees, costs of court and investigative fees) incurred by the Seller Indemnitees with respect to each such claim, IN EACH CASE REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT (OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNITEES, THE COMPANY OR ANY EMPLOYEE OF ANY SUCH PERSON) OF THE SELLER INDEMNITEES, THE COMPANY OR ANY EMPLOYEE OF ANY SUCH PERSON.

         Section 6.5 Condition of the Company's Assets. In consummating the purchase and the sale of the Shares contemplated hereunder, Buyer acknowledges that it will become the owner of the Company, the Transferred Subsidiaries, and their respective assets and Buyer accepts such assets in their AS-IS, WHERE-IS, CONDITION, WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SELLER HEREBY EXPRESSLY DISCLAIMS), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH HEREIN OR IN ANY DOCUMENTS DELIVERED AT CLOSING.

         Section 6.6 Independent Investigation. Buyer acknowledges and affirms that (i) it has had full access to the Data Room, the information contained in, or made available or provided with respect to materials contained in, such Data Room, and to other information made available by Seller and its representatives during the course of Buyer's due diligence investigation of the Company, (ii) it has had access to the personnel, officers, professional advisors, operations, and records of Seller and the Company. As of Closing, Buyer will have completed its independent investigation, verification, analysis, review and evaluation of this Agreement, the Business, and the Company and the Transferred Subsidiaries, as Buyer has deemed necessary or appropriate. EXCEPT FOR THE REPRESENTATIONS EXPRESSLY MADE BY SELLER IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED AT CLOSING, BUYER ACKNOWLEDGES: (a) THAT THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY SELLER, EXPRESS OR IMPLIED, AS TO
(i) THE COMPANY'S ASSETS, OR (ii) THE LIABILITIES, BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESS, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE PURCHASE OF THE SHARES, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION; (b) THAT SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY SELLER, THE COMPANY OR ANY AFFILIATES OF SELLER;
(c) THAT NEITHER SELLER NOR ANY AFFILIATE OF SELLER HAS MADE AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS

WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE COMPANY'S ASSETS; AND (d) THAT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON OR UNDER ANY PORTION OF THE REFINERY OR THE COMPANY'S OTHER ASSETS, COMPLIANCE WITH APPLICABLE STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS RELATING TO LEASING, ZONING, SUBDIVISION, PLANNING, LAND USE, BUILDING, FIRE, SAFETY, HEALTH OR ENVIRONMENTAL MATTERS, COMPLIANCE WITH COVENANTS, CONDITIONS AND RESTRICTIONS (WHETHER OR NOT OF RECORD), OTHER INTERNATIONAL, NATIONAL, REGIONAL, FEDERAL, STATE, PROVINCIAL OR LOCAL REQUIREMENTS OR OTHER STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS AND PERMITS.

         Section 6.7 Supplement to Disclosure Schedule. Seller may, from time to time prior to the Closing by written notice to Buyer, supplement or amend the Disclosure Schedule to this Agreement to correct any matter that would constitute a breach of any representation or warranty of Seller in ARTICLE III or ARTICLE IV. For purposes of determining whether Buyer's conditions set forth in Section 8.3 have been fulfilled and subject to Section 6.8 and to the following sentence, for purposes of asserting any claims for indemnification under Section 10.2, the Disclosure Schedule shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any supplement or amendment thereto.

         Section 6.8 Adjustments for Supplements and Breach Notice. If Buyer delivers a Breach Notice to Seller pursuant to Section 6.3 or Seller supplements the Disclosure Schedule pursuant to Section 6.7, or both, Buyer and Seller shall negotiate in good faith to agree upon an adjustment to the Purchase Price to reflect the information provided in the Breach Notice or supplement. If Buyer and Seller agree on an adjustment to the Purchase Price pursuant to this Section 6.8, Buyer shall be deemed to waive any further right to make a claim with respect thereto under this Agreement or otherwise.

                                   ARTICLE VII

                   POST-CLOSING COVENANTS AND EMPLOYEE MATTERS

         Section 7.1 Expatriate Employee Matters.

                  (a) Section 7.1 of the Disclosure Schedule lists all employees of Seller and its Affiliates that have been seconded to and regularly provide services to the Company or the Combined Companies (collectively, the "Expatriate Employees") as of the Execution Date, including dates of hire of such Expatriate Employees. Seller shall update Section 7.1 of the Disclosure Schedule as necessary prior to the Closing to reflect all employment changes.

                  (b) During the 15 day period immediately following the Closing Date, Buyer shall interview each Expatriate Employee, other than employees who are receiving short-term or long-term disability benefits or are on family, medical, administrative or military leave or any other type of leave, for possible employment with Buyer, effective as of the 45th day after the Closing Date (the "Transferred Employee Transfer Date"). In the event that Buyer, in its sole discretion, determines to offer employment with Buyer to any such Expatriate Employee, such employment shall be at base salaries and wages that are no less favorable than the base salaries and wages provided by Seller and its Affiliates to such Expatriate Employees as of the Execution Date, all as consistent with Buyer's policies and practices for employees with similar positions, at a location that does not require employee relocation and on the same status (e.g., full-time or part-time). Buyer will give each such Expatriate Employee to whom an offer of employment is made no less than seven days in which to accept or reject Buyer's employment offer. Buyer shall notify Seller of each Expatriate Employee that accepts Buyer's offer of employment as promptly as possible after the date of such acceptance but in no event later than the Business Day immediately prior to the Transferred Employee Transfer Date. All Expatriate Employees who accept employment with Buyer pursuant to the offers described in this Section 7.1(b) shall be referred to herein as "Transferred Employees." Notwithstanding anything in this Agreement to the contrary, no medical or other records related to Expatriate Employees shall be provided to Buyer to the extent prohibited by applicable Law. Seller shall retain sole responsibility (including responsibility for any severance payments) for all Expatriate Employees who are not Transferred Employees ("Retained Expatriate Employees"); provided that if Buyer hires any of the Retained Expatriate Employees prior to the first anniversary of the Closing Date, Buyer will reimburse Seller for all repatriation costs incurred in respect of such Retained Expatriate Employee and any severance (and severance-related) benefits paid to such Retained Expatriate Employee promptly upon receipt by Buyer from Seller of an invoice for such costs.

                  (c) All Transferred Employees shall become employees of Buyer (or Buyer's designated Affiliate) as of 12:01 A.M. of the respective local time where the Transferred Employees are located as of the Transferred Employee Transfer Date and, at such time, Buyer (or Buyer's designated Affiliate) shall become responsible for payment of all salaries and benefits and all other claims, costs, expenses, liabilities and other obligations relating to Buyer's (or Buyer's designated Affiliate) employment of the Transferred Employees accruing or occurring from and after the Transferred Employee Transfer Date. Except as otherwise provided in the Transition Services Agreement, Seller or its Affiliates, as the case may be, shall be responsible for all claims, costs, expenses, liabilities and other obligations relating to the employment of the Transferred Employees by Seller or its Affiliates before the Transferred Employee Transfer Date and Buyer shall be responsible for all such claims, costs, expenses, liabilities and other obligations relating to the employment of the Transferred Employees after the Transferred Employee Transfer Date. For purposes of the preceding two sentences, a claim for medical, dental, vision or other health benefits shall be deemed to be incurred upon the occurrence of a qualified expense for which reimbursement is sought. To the extent any Expatriate Employee provides transition services to Buyer, the Company, or any of the Combined Companies after the Closing Date, any reimbursement to Seller or Seller's Affiliates for any salaries, benefits, or expenses paid in respect of such Expatriate Employee shall be governed by the Transition Services Agreement.

                  (d) All Transferred Employees shall cease active participation in all Seller Plans as of 11:59 P.M. on the day prior to the Transferred Employee Transfer Date. As of the Transferred Employee Transfer Date, all Transferred Employees shall be permitted to participate in the plans, programs and arrangements of Buyer and its Affiliates relating to compensation and employee benefits (each, a "Buyer Plan") on the same terms as similarly situated employees of Buyer and its Affiliates. On or before the Transferred Employee Transfer Date, Seller shall take all actions necessary, if any, to cause the Company and the Transferred Subsidiaries to cease to be an adopting or participating employer under the Seller Plans. Buyer shall not, and from and after the Closing the Company and the Transferred Subsidiaries shall not, have any responsibility or liability with respect to the Seller Plans.

                  (e) To the extent that any Transferred Employees become eligible to participate in any Buyer Plan, for purposes of terms of employment, eligibility, vesting and benefit determination (other than for benefit accrual purposes under any defined benefit pension plan or retiree medical plan), service and seniority with Seller or its Affiliates shall be recognized under such Buyer Plan. Such credited service shall also be recognized for purposes of satisfying any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of the Transferred Employees and their eligible dependents in Buyer Plans. In addition, all Buyer Plans that are group health plans shall (i) waive any pre-existing condition restrictions and waiting periods with respect to the Transferred Employees and their eligible dependents, (ii) provide that any expenses incurred by or on behalf of any such individuals during the applicable plan year through and until the Transferred Employee Transfer Date shall be taken into account under the applicable Buyer Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions for the remainder of the plan year for such applicable Buyer Plans and (iii) waive any actively-at-work exclusions.

                  (f) In the event that the employment of any Transferred Employee is terminated by Buyer within one year following the Closing (other than for termination due to violation of generally applicable policies of Buyer or other circumstances reasonably constituting cause), then Buyer shall provide such Transferred Employee with severance pay and benefits equal to the greater of (i) the severance pay and benefits available under the severance program of Buyer available to similarly situated employees of Buyer and its Affiliates or
(ii) the severance pay and benefits under the severance pay plan of Seller or any of its Affiliates in which such Transferred Employee participated immediately prior to the Closing.

         Section 7.2 Company Employee Matters.

                  (a) Buyer shall take all actions necessary or appropriate to permit the employees of the Company and the Transferred Subsidiaries (the "Company Employees") to continue to participate from and after the Closing Date in the Transferred Subsidiary Plans and all other employee benefit plans, agreements, arrangements, programs, or policies maintained by the Company or the Transferred Subsidiaries immediately prior to the Closing Date (collectively, the "Current Company Benefit Plans"), including, without limitation, each personnel policy, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or agreement, change of control plan or agreement, retention bonus plan or agreement, deferred compensation agreement or arrangement, and employment agreement. Notwithstanding the foregoing, Buyer may permit or cause any such Current Company Benefit Plan to be terminated or discontinued on or after the Closing Date (except as otherwise specifically prohibited by any Current Company Benefit Plan), provided that Buyer shall take all actions necessary or appropriate to permit the Company Employees participating in such Current Company Benefit Plan to immediately thereafter participate in the comparable Buyer Plan maintained by Buyer or any of its Affiliates for their similarly situated employees, including severance pay plans or policies, and that such Buyer Plans shall, at least until the first anniversary of the Closing Date, provide benefits that are substantially comparable in the aggregate to the benefits provided the Company Employees under such Current Company Benefit Plans. If the Current Company Benefit Plan that is terminated or discontinued by Buyer is a group health plan, then Buyer shall permit each Company Employee participating in such group health plan to be covered under a Buyer Plan that (i) provides medical and dental benefits to each such Company Employee effective immediately upon the cessation of coverage of such individuals under such group health plan, (ii) credits such Company Employee, for the year during which such coverage under such Buyer Plan begins, with any deductibles, copayments, and maximum out-of-pocket amounts already incurred during such year under such group health plan, and (iii) waives any preexisting condition restrictions to the extent necessary to provide immediate coverage. Buyer and the Buyer Plans shall recognize each Company Employee's years of service and level of seniority with the Company and the Transferred Subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under the Buyer Plans.

                  (b) Provided that Buyer shall not be obligated with respect to any action taken by the Company or any of the Transferred Subsidiaries with respect to the Transferred Subsidiary Plans in violation of the provisions of
Section 6.1, Buyer hereby agrees to cause the Company and each Transferred Subsidiary from and after the Closing Date to honor and perform all obligations of the Company under all Current Company Benefit Plans or as otherwise contemplated by this Agreement.

                  (c) Section 7.2(c) of the Disclosure Schedule lists, for each Company Employee, the accrued vacation for such Company Employee as of the Execution Date.

                  (d) Buyer's indemnification of Seller Indemnitees pursuant to
Section 10.4(b) shall include indemnification of Seller Indemnitees from and against any Losses arising out of or related to Claims (i) for severance payments or other benefits made by Company Employees whose employment is terminated after Buyer's purchase of the Shares of the Company or (ii) arising from any changes made to the compensation and employee benefits of the Company Employees after Buyer's purchase of the Shares of the Company.

         Section 7.3 Insurance Claims and DESC Claims. From and after the Closing Date, Buyer shall permit, and shall cause the Company to permit, Seller or its designees to prosecute the DESC Claims and the Insurance Claims, as described in Sections 1.1(b) and 1.1(d), respectively, of the Disclosure Schedule, on behalf of the Company or Seller for the benefit of, and at the sole cost and risk of, Seller and its designees. Buyer shall, and shall cause the Company to, at Seller's sole cost and expense, (a) execute and deliver such documents as shall be reasonably required in connection with the foregoing, (b) cooperate in all reasonable respects with the prosecuting party and its counsel with respect to the Insurance Claims and the DESC Claims, including making available personnel and records, and (c) promptly pay to Seller any proceeds received in connection with the Insurance Claims and the DESC Claims, including any payment with respect to any settlement, judgment, or enforcement proceeding. To the extent permitted under the Law and the applicable insurance policy or any other contractual limitation, at Buyer's request, Seller shall assign the applicable Transferred Subsidiaries' rights in respect of the DESC Claims or the Insurance Claims to Seller or Seller's designee.

         Section 7.4 Other Insurance Matters.

                  (a) The parties hereto agree that as of and after the Closing, Seller will not be responsible for providing insurance coverage for the Business or the Company or the Transferred Subsidiaries.

                  (b) Seller will cause to be paid or remitted to Buyer (or Buyer's designee) promptly upon receipt (i) property damage insurance proceeds from third party insurers (excluding any captive insurance company Affiliates of Seller) related to the Assets to the extent (A) an insured property damage loss occurs prior to the Closing Date, and (B) such insurance proceeds have not been applied to effect repairs prior to the Closing Date and (ii) business interruption insurance proceeds from third party insurers (excluding any captive insurance company Affiliates of Seller) related to the Assets to the extent (A) the insured claim period covered by such business interruption insurance extends past the Closing Date (it being understood that Seller shall have the right to terminate coverage under its insurance policies effective as of the Closing
Date) and (B) the insurance proceeds only apply to the insured claim period extending beyond the Closing Date. Seller shall retain all rights to property damage and business interruption insurance proceeds from third party insurers (including any captive insurance company proceeds) related to the Insurance Claims. However, to the extent such insurance proceeds related to the Insurance Claims have not been applied to effect pending repairs Seller shall remit or cause to be remitted such proceeds to Buyer upon (A) completion and payment of such repairs by Buyer and (B) finalization of the applicable insurance claim or claims with the third party insurers (excluding any captive insurance company Affiliates of Seller).

         Section 7.5 Records; Tax Matters.

                  (a) Records. Buyer and Seller shall not destroy or otherwise dispose of any records acquired, removed, or retained hereunder for a period of five (5) years following the Closing Date or such longer period as required by applicable regulations, laws, statutes, or court orders, except upon 30 days prior written notice to the other party. During such five-year period, each party shall make such records available to the other party or its authorized representatives for any business, legal or technical need in a manner that does not unreasonably interfere with the record holder's business operations. Seller agrees to cooperate with Buyer and to use best efforts to cause its independent public accountants to cooperate with Buyer in the preparation of any financial statements and pro forma financial statements required under applicable Law in connection with the transactions provided under this Agreement and the Other Agreement.

                  (b) Tax Returns.

                      (i) From and after the Closing Date, Seller and Buyer will provide each other with such cooperation and information as each may reasonably request of the other with regard to the preparation and filing of Tax Returns related to the Business, or the conduct of an audit or other proceeding in respect of Taxes related to the Business. Such information includes records and information reasonably requested with respect to any periods prior to the Closing Date.

                      (ii) From the date of this Agreement through and after the date of Closing, Seller shall prepare and file or otherwise furnish in proper form to the appropriate Taxing Authority (or cause to be prepared and filed or so furnished) in a timely manner (taking into account all applicable extensions) all Tax Returns relating to the Company and its Transferred Subsidiaries that are due on or before or related to any statutory taxable period ending on or before the Closing Date. Seller shall reimburse Buyer for Taxes of the Company and its Transferred Subsidiaries with respect to such periods within 45 days after payment by Buyer or the Company and its Transferred Subsidiaries of such Taxes to the extent such Taxes are not reflected in Current Liabilities. Buyer shall reimburse Seller, within such 45 day period, to the extent the Taxes of the Company reflected in Current Liabilities exceed the Taxes of the Company and its Transferred Subsidiaries with respect to such periods.

                      (iii) From and after the Closing Date, Buyer shall prepare and file or otherwise furnish, or cause to be prepared, filed or otherwise furnished, in proper form to the appropriate Taxing Authority in a timely manner (taking into account all applicable extensions) all Tax Returns relating to the Company and its Transferred Subsidiaries that are due after or related to any statutory period ending after the Closing Date. Buyer shall (y) not take or advocate any position inconsistent with this Agreement (including but not limited to the allocation of the purchase price herein); and (z) not take or advocate any position with respect to Taxes of Company and its Transferred Subsidiaries that reasonably could be expected to adversely affect Seller or that would have the effect of shifting income to a statutory taxable period ending on or before Closing Date, unless, in each case, Seller shall have consented in writing to such action by the Buyer. Seller shall pay to Buyer within 45 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes allocable to the period ending on the day before the Closing Date as calculated pursuant to Section 7.5(c) to the extent such Taxes are not reflected in Current Liabilities. Buyer shall reimburse Seller, within such 45 day period, to the extent the Taxes of the Company reflected in Current Liabilities exceed an amount equal to the portion of such Taxes allocable to the period ending on the day before the Closing Date as calculated pursuant to Section 7.5(c).

                      (iv) Buyer shall not, with respect to any statutory taxable period ending on or before the Closing Date, (y) file any amended Tax Returns with respect to Company and its Transferred Subsidiaries; or (z) carry back any loss or other Tax attribute of Company and its Transferred Subsidiaries, unless in each case, Seller shall have consented in writing to such action by the Buyer which consent will not be unreasonably withheld.

                      (v) Without limiting any obligation of the Buyer under this Agreement, including Section 7.5(b)(iii), in the event that Buyer makes an election pursuant to section 338 of the Code or similar provisions of state or local law, Buyer shall use the allocations of the Purchase Price in this Agreement for purposes of the election. In addition, no later than 90 days prior to the due date for filings relating to allocations of the Purchase Price or other allocations pursuant to Treasury Regulations promulgated under Section 338 of the Code, Buyer shall prepare and furnish such filings to Seller for Seller's review. Buyer and Seller shall cooperate in making such allocation and Buyer and Seller shall agree in writing to such allocation no later than 60 days prior to the due date for the filing of such election. In the event Buyer and Seller disagree with the allocations with respect to the assets of the Company or the subsidiaries thereof pursuant to Treasury Regulations promulgated under
         Section 338 of the Code, Buyer shall engage an accounting firm mutually acceptable to both Seller and Buyer ("Auditor") to determine the proper allocations with respect to such assets. Decisions made by Auditor with respect to the allocations as to the assets shall be final, and the costs, expenses and fees of the Auditor shall be borne equally between Buyer and Seller.

                  (c) In the case of any statutory taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), (i) real, personal and intangible property Taxes ("Property Taxes") allocable to the period ending on the Closing Date shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are before the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes relating to Company and its Transferred Subsidiaries (other than Property Taxes) allocable to the period ending on the day before the Closing Date shall be computed as if such taxable period ended on the close of business on the day before the Closing Date.

                  (d) Seller shall be entitled to the benefit of any refunds, offsets or credits of Taxes paid with respect to the Company and its Transferred Subsidiaries attributable to or arising in statutory taxable periods ending on or before the Closing Date (plus any interest received with respect thereto from the applicable Tax Authority) and secured by the same legal entity (such status determined under local Tax law) upon which such Tax was imposed. Buyer shall be entitled to the benefit of any refunds, offsets or credits of Taxes paid with respect to the Company and its Transferred Subsidiaries attributable to or arising in statutory taxable periods beginning after the Closing Date (plus any interest received with respect thereto from the applicable Tax Authority) and secured by the same legal entity (such status determined under local Tax law) upon which such Tax was imposed. Any refunds, credits or offsets attributable to or arising in the Straddle Period shall be equitably apportioned between Buyer and Seller. Seller or Buyer may be entitled to a payment equal to any refunds, offsets or credits only after the party which has received an offset, credit or refund has actually secured the cash benefit of such refund, offset or credit.

         Section 7.6 2003 Audited Financial Statements. On or before April 15, 2004, Seller shall provide Buyer, with audited combined financial statements of the Combined Companies as of and for the year ended December 31, 2003. Buyer shall reimburse Seller for one-half of all expenses incurred by Seller or that are otherwise payable by Seller to third parties in connection with the preparation of such financial statements. Seller shall provide management representation letters in connection with such financial statements, which letters shall be qualified to the knowledge of the individual's executing such letters and shall be limited to the period from January 1, 2003 to the Closing Date.

         Section 7.7 Additional Marine Assets. If, after good faith efforts to agree upon a manner of transferring title to the Additional Marine Assets that would not require the consent of MARAD, Seller and Buyer determine that the mutually agreed manner of conveyance will require MARAD approval, Seller shall cause El Paso Tankships USA Company to cooperate with Buyer, and Buyer will coordinate, at Buyer's expense, obtaining MARAD's consent to the transfer of title to the Additional Marine Assets to Buyer (or Buyer's designee). Seller shall cause El Paso Tankships USA Company to transfer the Additional Marine Assets within three Business Days after Seller and Buyer determine, working together in good faith, that all Authorizations necessary for such transfer have been obtained, but in any event, not earlier than the Closing Date. Buyer and Seller recognize that the transfer of title to the Additional Marine Assets may not be accomplished until after the Closing.

         Section 7.8 Tax Elections. Buyer, the Company, and their respective Affiliates may make elections under Section 338 of the Code with respect to the transactions contemplated by this Agreement, except as provided in Section 6.2(k).

         Section 7.9 Collection of Aged Accounts Receivable. From and after the Closing Date, Buyer agrees to use commercially reasonable efforts to collect the Aged Accounts Receivable for the benefit of Seller; provided, however, that Buyer shall not be required to institute any suit or collection procedure if the institution of any such suit or procedure would materially and adversely affect the commercial relationship between the obligor thereunder and any of the Transferred Subsidiaries. In the event any amount is collected by Buyer in connection with any of the Aged Accounts Receivable, Buyer shall promptly pay such amount to Seller. All payments received on the Aged Accounts Receivable shall be first applied against the oldest Aged Accounts Receivable unless such payment is made on a particular invoice or is clearly applicable to a particular invoice based on the amount paid in which case the payment received will be applied against such particular invoice. Buyer and Seller recognize that, during the term of the Transition Services Agreement, employees of El Paso Merchant Energy-Petroleum Company or its Affiliates will have responsibility for collecting accounts receivable of the Company and the Transferred Subsidiaries, including the Aged Accounts Receivable. The limitations on Buyer's instituting suits or collection procedures to collect the Aged Accounts Receivable and the priority of application of collections to particular accounts receivable contained in this Section 7.9 shall also apply to El Paso Merchant Energy-Petroleum Company's providing such services under the Transition Services Agreement.

         Section 7.10 Restructuring.

                  (a) Seller and Buyer shall cooperate with each other to complete the Restructuring as expeditiously and efficiently as reasonably practicable, regardless of whether the Restructuring is completed before the Closing Date.

                  (b) If the portion of the Restructuring described in clause
(iii) of the definition of Restructuring is not completed by the Closing Date (but, if applicable, the election under

Section 6.2(k) is made), then a portion of the Purchase Price equal to 1.5% of the Intercompany Debt outstanding on the Closing Date shall be placed in escrow with an escrow agent mutually acceptable to Buyer and Seller to be held and released upon the terms described in this Section 8.3(a).

                           (i) The escrowed funds shall be invested in
instruments or securities backed by the full faith and credit of the United States government, commercial paper of any U.S. Person with a short term credit rating of A-2 P-2 or better, or such other investments as Buyer and Seller may mutually agree;

                           (ii) For each $10,000,000 by which the Intercompany
Debt is reduced prior to June 30, 2004, 1.5% of such amount shall be released by the escrow agent to Seller, together with all interest earned on such released amount.

                           (iii) On July 1, 2004, any amount remaining in escrow
shall be released, first to pay the fees and expenses of the escrow agent and second, the remainder to Buyer; upon such distribution to Buyer, and the escrow shall be terminated.

                           (iv) Seller shall be responsible for paying all fees
and expenses of the escrow agent not paid in accordance with clause (iii) above.

                  (c) Upon payment to Buyer of the amount described in clause
(b)(iii), second above, Buyer shall assume all Aruban foreign exchange tax liability associated with the Intercompany Debt outstanding on July 1, 2004.

                  (d) If all Intercompany Debt is not eliminated on or before the Closing Date, thereafter Seller shall use Seller's best efforts to eliminate the Intercompany Debt on or before June 30, 2004.

                  (e) Buyer will cooperate with Seller as reasonably requested by Seller to eliminate the Intercompany Debt by June 30, 2004.

                  (f) This Section 7.10(f) shall survive the Closing.

         Section 7.11 Further Assurances. Seller and Buyer each agree that from time to time after the Closing Date, they will execute and deliver, and will cause their respective Affiliates to execute and deliver such further instruments, and take, and cause their respective Affiliates to take such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

                                  ARTICLE VIII

                               CLOSING CONDITIONS

         Section 8.1 Conditions to Obligations of Each Party Under this Agreement. The respective obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

                  (a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary, or permanent) that is in effect and prohibits or renders illegal the transactions contemplated hereby.

                  (b) Any waiting period applicable to the consummation of the purchase and sale of the Shares contemplated hereunder under the HSR Act shall have expired or been terminated.

                  (c) The transactions contemplated by the Other Agreement shall be consummated simultaneously with the transactions contemplated hereunder.

         Section 8.2 Additional Conditions to Seller's Obligations. The obligations of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by applicable Law:

                  (a) Each of the representations and warranties of Buyer contained in this Agreement that is qualified as to materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct except for any failure of the same to be true and correct that would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or the ability of Buyer to perform its obligations under this Agreement, as of the Execution Date and as of the Closing Date as though made again on and as of the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

                  (b) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

                  (c) The Restructuring shall have been completed; provided that if the Restructuring is not completed on or before March 12, 2004, then completion of the Restructuring shall not be a condition to Seller's obligations to effect the transactions contemplated by this Agreement.

                  (d) The Guarantee, dated as of October 23, 2003 of El Paso guaranteeing the obligations of CARC under a letter of credit facility provided by BNP Paribas to purchase crude oil shall have been released and the Liens securing CARC's obligations under such letter of credit facility shall have been released.

                  (e) For purposes of determining whether failure of the representations and warranties of Buyer to be true and correct (as described in the first sentence of Section 8.2(a)) would be material and adverse under clauses (i), (ii), or (iii) of the last sentence of the definition of "Material Adverse Effect," the parties agree that a Material Adverse Effect will be deemed to have occurred for purposes of Section 8.2(a) if it has caused, will cause, or may reasonably be expected to cause any Loss in excess of $20 million.

         Section 8.3 Additional Conditions to Buyer's Obligations. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by applicable Law:

                  (a) Each of the representations and warranties of Seller contained in this Agreement that is qualified as to materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct except for any failure of the same to be true and correct that would not reasonably be expected to have a Material Adverse Effect with respect to Seller, the Company, the Business, or the ability of Seller to perform its obligations under this Agreement, as of the Execution Date and as of the Closing Date as though made again on and as of the Closing Date, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.

                  (b) Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to Closing Date, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.

                  (c) All Third Person Consents and all Authorizations specified in Sections 3.3(b) and 3.3(c) of the Disclosure Schedule required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

                  (d) Since January 1, 2004, there shall have been no casualty loss to the Assets, except any such casualty loss (i) that has been substantially repaired or replaced, (ii) relating to the Insurance Claims, (iii) relating to other claims for which the Company has received or is entitled to receive insurance proceeds sufficient to pay the full cost of such repair and compensate for business interruption losses, less any applicable retention amounts or (iv) that would not reasonably be expected to have a Material Adverse Effect with respect to the Business or the Company and the Transferred Subsidiaries, taken as a whole.

                  (e) Notice of termination of the Vitol Agreement shall have been given to Vitol on or prior to the Closing Date.

                  (f) The portion of the Restructuring described in clauses (i) and (ii) of the definition of Restructuring shall have been completed.

                  (g) If the portion of the Restructuring described in clause
(iii) of the definition of Restructuring has not been completed by March 30, 2004, then the election described in Section 6.2(k) shall have been filed as provided in Section 6.2(k).

                  (h) For purposes of determining whether (i) a failure of the representations and warranties of Seller to be true and correct (as described in the first sentence of Section 8.3(a)) or (ii) a casualty loss to the Assets (as described in Section 8.3(d) would be material and adverse under clauses (i),
(ii), or (iii) of the last sentence of the definition of "Material Adverse Effect," the parties agree that a Material Adverse Effect will be deemed to have occurred for purposes of Section 8.3(a) or Section 8.3(d), as applicable, if it has caused, will cause, or may reasonably be expected to cause any Loss in excess of $20.0 million.

                                   ARTICLE IX

                                   TERMINATION

         Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of Seller and Buyer;

                  (b) by Seller upon notice to Buyer, if any of the conditions in Section 8.1 or Section 8.2 cannot be satisfied on or prior to the Termination Date;

                  (c) by Buyer upon notice to the Company, if any of the conditions in Section 8.1 or Section 8.3 cannot be satisfied on or prior to the Termination Date; or

                  (d) by either Seller or Buyer upon notice to the other, if the Closing contemplated hereby shall not have occurred on or before June 30, 2004 (the "Termination Date").

         Section 9.2 Effect of Termination. Except for Section 11.5, this
Section 9.2, ARTICLE X and Section 11.6, this Agreement shall, upon termination hereof pursuant to Section 9.1, forthwith become of no further force or effect and (a) there shall be no liability on the part of Seller, the Company or Buyer or any of their respective officers or directors to any other party and (b) all rights and obligations of any party hereto shall cease; provided, however, that any such termination shall not relieve Seller, the Company, or Buyer from liability for any willful and material breach of this Agreement occurring prior to such termination.

                                    ARTICLE X

                          INDEMNIFICATION AND REMEDIES

         Section 10.1 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the parties hereto contained in this Agreement and the covenants and agreements of the parties hereto contained in ARTICLE VI of this Agreement which by their terms are required to be performed on or before the Closing (the "Pre-Closing Covenants") shall survive the Closing and shall remain in full force and effect for a period of 15 months after the Closing Date; provided that, with respect to the representations set forth in Section 4.14, such representations shall survive for a period of five years after the Closing Date, and (b) each covenant and agreement of the parties hereto contained in Section 2.5 and ARTICLE VII and
ARTICLE X (except as provided in clause (b) preceding) of this Agreement which by its terms requires performance after the Closing Date (a "Post-Closing Covenant") shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed. For the avoidance of doubt, the survival of the indemnification obligations in ARTICLE X shall not be deemed to extend the time for making a Claim for breach of the representations and warranties of the parties hereto or for breach of the covenants contained in
ARTICLE VI, as provided in Section 10.1(a) above.

         Section 10.2 Certain Indemnification Provisions for Benefit of Buyer.

                  (a) If the Closing occurs, Seller agrees to indemnify Buyer Indemnitees from and against any Losses actually suffered or incurred by any of them arising out of or related to (i) the breach of any representation or warranty of Seller contained in ARTICLE III or ARTICLE IV or (ii) the breach of any covenants of Seller contained in ARTICLE VI or ARTICLE VII. No claim may be asserted nor may any action be commenced against Seller pursuant to clause (i) or (ii) of this Section 10.2 for breach of any representation or warranty or Pre-Closing Covenant, unless written notice of such claim or action is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty or Pre-Closing Covenant on which such claim or action is based ceases to survive as set forth in Section 10.1; provided, however, that no claim may be asserted nor may any action be commenced by Buyer against Seller arising out of or related to a breach of any representation or warranty of which Buyer had Knowledge on or prior to the Closing Date and for which Buyer failed to deliver a Breach Notice in accordance with Section 6.3.

                  (b) No claim may be made against Seller for indemnification pursuant to Section 10.2(a)(i) (x) with respect to any individual item (or group of related items) of Loss unless such Loss exceeds $5,000 (nor shall any such Loss be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnitees' Losses) and (y) unless the aggregate amount of all Losses of the Buyer Indemnitees with respect to Section 10.2(a)(i) shall exceed the Buyer Indemnification Threshold.

                  (c) The maximum amount that Seller shall be required to pay pursuant to Section 10.2(a)(i) and Section 10.3(a) (in the aggregate) in respect of all Losses by all Buyer Indemnitees is the Buyer Indemnification Ceiling (after which point Seller will have no obligation to indemnify Buyer or any Buyer Indemnitee from and against any further such Losses).

                  (d) For purposes of determining if a breach of a representation or warranty qualified by Material Adverse Effect in this Agreement has occurred, the Material Adverse Effect qualifier shall apply; provided that for purposes of calculating the Loss incurred or suffered by the Seller Indemnitee or Buyer Indemnitee (as applicable), the Material Adverse Effect qualifier shall not apply.

                  (e) Subject to Section 9.2, except for the rights of indemnification provided in Section 10.2(a) and Section 10.3, Buyer hereby waives and releases any Claim or cause of action by Law or otherwise against Seller or its Affiliates regarding obligations and liabilities of any nature whatsoever that are attributable to the Business, the Shares or the Company or the Transferred Subsidiaries, whether arising before or after the Closing Date.

         Section 10.3 Other Indemnification Provisions for Benefit of Buyer.

                  (a) Subject to the limitations set forth in Section 10.2(c), Seller agrees to indemnify Buyer Indemnitees from and against any Losses actually suffered or incurred by any of them arising out of or related to (i) the offsite disposal, prior to Closing, by or on behalf of any of the Combined Companies of any Hazardous Materials, (ii) Pre-Closing Employee/Contractor Liabilities, and (iii) the proceedings described in Paragraph 5 of Section 4.9 of the Disclosure Schedule.

                  (b) Seller shall indemnify the Buyer Indemnitees for and against any Loss related to (i) the DESC Claims and/or the Insurance Claims, including any Loss arising out of any litigation related thereto, (ii) any Discontinued Operations, and (iii) an increase in the Buyer Indemnitees' Tax liability resulting from the Restructuring, except for any Aruban foreign exchange tax liability associated with the Intercompany Debt outstanding on July 1, 2004.

         Section 10.4 Certain Indemnification Provisions for Benefit of Seller.

                  (a) If the Closing occurs, Buyer agrees to indemnify Seller Indemnitees from and against any Losses actually suffered or incurred by them arising out of or related to (i) the breach of any representation or warranty of Buyer contained in ARTICLE V or (ii) the breach of any covenants of Buyer contained in ARTICLE VI or ARTICLE VII. No claim may be asserted nor may any action be commenced against Buyer pursuant to clause (i) or (ii) of this Section
10.4 for breach of any representation or warranty or Pre-Closing Covenant, unless written notice of such claim or action is received by Buyer describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty or Pre-Closing Covenant on which such claim or action is based ceases to survive as set forth in Section 10.1.

                  (b) Subject to the limitations set forth in Section 10.4(d), Buyer agrees to indemnify Seller Indemnitees from and against any Losses actually suffered or incurred by any of them arising out of or related to any Claims or Losses arising out of the employment of (i) any Transferred Employees after the Transferred Employee Transfer Date or (ii) any Company Employee after the Closing Date.

                  (c) No claim may be made against Buyer for indemnification pursuant to Section 10.4(a)(i) (x) with respect to any individual Loss (or group of related items) of Loss unless such Loss exceeds $5,000 (nor shall any such Loss be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnitees' Losses) and (y) unless the aggregate amount of all Losses of the Seller Indemnitees with respect to Section 10.4(a)(i) shall exceed an amount equal to the Seller Indemnification Threshold.

                  (d) The maximum amount that Buyer shall be required to pay pursuant to Section 10.4(a)(i) and Section 10.4(b) (in the aggregate) in respect of all Losses by all Seller Indemnitees is the Seller Indemnification Ceiling (after which point Buyer will have no obligation to indemnify Seller or any Seller Indemnitee from and against any further such Losses).

                  (e) For purposes of determining if a breach of a representation or warranty qualified by Material Adverse Effect in this Agreement has occurred, the Material Adverse Effect qualifier shall apply; provided that for purposes of calculating the Loss incurred or suffered by the Seller Indemnitee or Buyer Indemnitee (as applicable), the Material Adverse Effect qualifier shall not apply.

                  (f) Subject to Section 9.2, except for the rights of indemnification provided in Section 10.4, Seller hereby waives and releases any Claim or cause of action by Law or otherwise against Buyer or its Affiliates regarding obligations and liabilities of any nature whatsoever that are attributable to the Shares or the Company, whether arising before or after the Closing Date.

         Section 10.5 Indemnification Procedures; Matters Involving Third
Parties.

                  (a) A Seller Indemnitee or Buyer Indemnitee, as the case may be (for purposes of this Section 10.5, an "Indemnified Party"), shall give the indemnifying party under Section 10.2, Section 10.3 or Section 10.4, as applicable (for purposes of this Section 10.5, an "Indemnifying Party"), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this ARTICLE X except to the extent the Indemnifying Party is prejudiced by such failure.

                  (b) If any third party shall notify an Indemnified Party with respect to any matter (a "Third-Party Claim") that may give rise to a claim for indemnification against the Indemnifying Party under this ARTICLE X, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this ARTICLE X except to the extent the Indemnifying Party is prejudiced by such failure.

                  (c) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages for which the Indemnifying Party is liable hereunder and does not impose an injunction or other equitable relief upon the Indemnified Party.

                  (d) Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 10.5(c), however, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

                  (e) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

         Section 10.6 Determination of Losses.

                  (a) The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party from any third party insurance provider (excluding any captive insurance company Affiliate of the Indemnified Party) as a result of the events giving rise to the claim for indemnification, net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using the Applicable Rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 10.6. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

                  (b) Any and all payments due pursuant to this ARTICLE X will be (i) increased by an amount equal to any Additional Net Taxes (provided that no such increase will be made with respect to any Additional Net Tax owed as a result of receiving a payment under this clause (i)), and (ii) decreased in an amount equal to the Net Tax Benefit. Additional Net Taxes is equal to the greater of (A) all Taxes actually owed by the Indemnified Party as a result of the inclusion of such payment in gross income under the Tax laws of any jurisdiction or (B) the product of (x) the highest tax rate applicable in any jurisdiction (taking into account that the applicable rate may be zero) in which the gross income is recognized multiplied by (y) the amount of payments due pursuant to this Article X. The Net Tax Benefit is equal to the greater of (A) the reduction in Taxes actually recognized by the Indemnified Party as a result of a deduction, amortization, exclusion from income or other allowance under the Tax laws of any jurisdiction or (B) the product of (x) the highest tax rate applicable in any jurisdiction (taking into account that the applicable rate may be zero) which the deduction, amortization, or exclusion from income is recognized multiplied by (y) the amount of the deduction, amortization, or exclusion from income. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a closing agreement) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

         Section 10.7 Limitations on Liability.

                  (a) SUBJECT TO SECTION 9.2, BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN ARTICLE IX AND THIS ARTICLE X, INCLUDING THE DEDUCTIBLES, LIABILITY LIMITS, AND

SURVIVAL PERIODS SET FORTH ABOVE AND THE DISCLAIMERS SET FORTH IN SECTION 4.17,
Section 6.5, and Section 6.6, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF BUYER AND SELLER WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. SUBJECT TO Section 9.2, BUYER AND SELLER EACH HEREBY RELEASES, WAIVES, AND DISCHARGES, AND COVENANTS NOT TO SUE THE OTHER WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be entitled to recover from any other party hereto any amount in respect of exemplary, punitive, special, indirect, consequential, remote, or speculative damages, including lost profits; provided that if (x) an Indemnified Party has become liable to a third party for amounts constituting such types of damages and (y) such Indemnified Party would be entitled to indemnification for such amounts under this Article X but for the limitation set forth in this Section 9.2, such Indemnified Party will be entitled to recover such damages from the Indemnifying Party.

                  (c) ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY, AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE X, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY, OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED, OR INDEMNIFIED.

         Section 10.8 Governing Law; Arbitration.

                  (a) This Agreement shall be construed (both as to validity and performance), interpreted, and enforced in accordance with, and governed by the Laws of the State of Texas.

                  (b) It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that if the parties hereto, the Seller Indemnitees, the Buyer Indemnitees or the respective successors, assigns, heirs or legal representatives of any of the foregoing are unable to amicably resolve any dispute or difference arising under or out of, in relation to or in any way connected with this Agreement (whether contractual, tortious, equitable, statutory or otherwise), such matter shall be finally and exclusively referred to and settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). In the event of any conflict between the Commercial Arbitration Rules of the AAA and the provisions of this Section 10.8, the provisions of this Section 10.8 shall govern and control.

                  (c) The arbitration shall be heard and determined by three (3) arbitrators. Each side shall appoint an arbitrator of its choice within fifteen
(15) days of the submission of a notice of arbitration. The party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within fifteen (15) days following the appointment of both party-appointed arbitrators. If the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one party fails or refuses to appoint its party-appointed arbitrator within the prescribed period, the appointing authority for the presiding arbitrator and/or such party-appointed arbitrator shall be the AAA, who, in each case, shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim or bear any relationship to either party. If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

                  (d) Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

                           (i) The arbitration proceedings shall be held in
Houston, Texas;

                           (ii) The arbitrators shall be and remain at all times
wholly independent and impartial;

                           (iii) The arbitration proceedings shall be conducted
under the Commercial Arbitration Rules of the AAA, as amended from time to time;

                           (iv) Any procedural issues not determined under the
arbitration rules selected pursuant to Section 10.8(d)(iii) shall be determined by the arbitration act and any other Laws of the State of Texas, other than those laws which would refer the matter to another jurisdiction;

                           (v) All decisions and awards by the arbitration
tribunal shall be made by majority vote;

                           (vi) The decision of a majority of the arbitrators
shall be reduced to writing; shall be final and binding without the right of appeal; and shall be the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrators; any damage awards by the arbitrators shall be promptly paid free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law be charged against the party resisting such enforcement;

                           (vii) Consequential, indirect, special, exemplary,
punitive or other similar damages shall not be allowed except those payable to third parties (and permitted under Section 9.2 for which liability is allocated among the parties by the arbitration award;

                           (viii) Any award of damages shall include interest
from the date of any breach or violation of this Agreement, as determined by the arbitration award, and from the date of the award until paid in full, at the Applicable Rate in effect at the end of the first trading day of each month during which such amount was owed;

                           (ix) The costs of the arbitration proceedings
(including attorneys' fees and costs) shall be borne in the manner determined by the arbitrator(s);

                           (x) Judgment upon the award may be entered in any
court having jurisdiction over the person or the assets of the party owing the judgment, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be;

                           (xi) The arbitration shall proceed in the absence of
a party who, after due notice, fails to answer or appear; an award shall not be made solely on the default of a party, but the arbitrator(s) shall require the party who is present to submit such evidence as the arbitrator(s) may determine is reasonably required to make an award.

                                   ARTICLE XI

                                  MISCELLANEOUS

         Section 11.1 Amendment. This Agreement may not be amended except by an instrument in writing authorized by Seller and Buyer and signed by Seller and Buyer.

         Section 11.2 Waiver. At any time prior to the Closing, either Seller or Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

         Section 11.3 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the following addresses or sent by facsimile to the following numbers:

                  If to Seller, to:

                  Coastal Stock Company Limited
                  c/o El Paso Corporation
                  1001 Louisiana, 21st Floor
                  Houston, Texas  77002
                  Attention:  General Counsel
                  Telephone:  (713) 420-7021
                  Facsimile:  (713) 420-5043

                  If to Buyer, to:

                  Valero Aruba Acquisition Company I, Ltd.
                  One Valero Place
                  San Antonio, TX  78212
                  Attention:  Vice President - Legal Services
                  Telephone:  (210) 370-2246
                  Facsimile:  (210) 370-5889

or to such other address or facsimile number as Seller or Buyer may, from time to time, designate in a written notice given in accordance with this Section
11.3. Any such notice or communication shall be effective, (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during recipient's normal business hours, or (c) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         Section 11.4 Intentionally Omitted.

         Section 11.5 Public Announcements. At all times prior to the Closing Date, Seller and Buyer will not issue or make any press releases or similar public announcements concerning the transactions contemplated hereby without the other party's prior written consent, except as may be required by Law.

         Section 11.6 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller, and all costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer. Buyer and Seller each shall pay one half ( 1/2) of any transfer tax imposed on the consideration from conveyance of the Shares or the Additional Marine Assets under this Agreement.

         Section 11.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 11.9 Assignment. This Agreement shall not be assigned by any party hereto except by operation of Law. Any purported assignment of this Agreement in violation of this Section 11.9 shall be null and void.

         Section 11.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, Seller Indemnitees and Buyer Indemnitees, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 11.11 Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant, or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

         Section 11.12 Disclosure Schedule. Any matter disclosed by Seller or the Company in the Disclosure Schedule pursuant to any Section of this Agreement shall be deemed to have been disclosed by Seller or the Company for purposes of each other Section of this Agreement to which such disclosure would reasonably relate.

         Section 11.13 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

         Section 11.14 Counterparts. This Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 11.15 Entire Agreement. This Agreement (together with the Exhibits and the Disclosure Schedule) constitute the entire agreement of the parties hereto, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof (other than the Confidentiality Agreements, which shall terminate as of the Closing).


                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       COASTAL STOCK COMPANY LIMITED

                                       By: /s/ David Siddall
                                           -------------------------------------
                                       Name:   David Siddall
                                       Title:  President and Director


                                       COASTAL CAYMAN FINANCE LTD.

                                       By: /s/ David Siddall
                                           -------------------------------------
                                       Name:   David Siddall
                                       Title:  Director


                                       COASTAL AUSTRAL LTD.

                                       By: /s/ Wyatt E. Jernigan
                                           -------------------------------------
                                       Name:   Wyatt E. Jernigan
                                       Title:  Director


                                       COASTAL TDF LTD.

                                       By: /s/ Wyatt E. Jernigan
                                           -------------------------------------
                                       Name:   Wyatt E. Jernigan
                                       Title:  Director



                                       VALERO ARUBA ACQUISITION
                                       COMPANY I, LTD.

                                       By: /s/ Gregory C. King
                                           -------------------------------------
                                       Name:   Gregory C. King
                                       Title:  President



                                 Signature Page
                            Stock Purchase Agreement